Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CSRA Inc.

at

$40.75 Per Share

by

Red Hawk Enterprises Corp.

a wholly owned subsidiary of

General Dynamics Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM, NEW YORK CITY TIME,

ON MONDAY, APRIL 2, 2018, UNLESS THE OFFER IS EXTENDED.

This offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 9, 2018 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among General Dynamics Corporation, a Delaware corporation (“Parent” or “General Dynamics”), Red Hawk Enterprises Corp., a Nevada corporation and wholly owned subsidiary of Parent (“Purchaser”), and CSRA Inc., a Nevada corporation (the “Company” or “CSRA”), to purchase all of the Company’s shares of common stock, par value $0.001 per share (the “Shares”), that are issued and outstanding, at a price per Share of $40.75 in cash, without interest (the “Offer Price”) and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”), and the related letter of transmittal and letter of instruction to CSRA 401(k) Plan (“401(k) Plan”) participants (as they may be amended or supplemented from time to time, the “Letter of Transmittal” and the “Letter of Instruction”, respectively, and, together with this Offer to Purchase, the “Offer”). The Merger Agreement provides, among other things, that following completion of the Offer and subject to certain conditions, Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

The Merger Agreement also provides that the Merger may be consummated regardless of whether the Offer is completed; however, if the Offer is not completed, the Merger may only be consummated after the Company’s stockholders holding a majority of the total voting power of outstanding Shares have approved the Merger Agreement and the other applicable conditions to the Merger have been satisfied or waived. At the effective time of the Merger, each outstanding Share will be converted into the right to receive the Offer Price, without interest and less any applicable withholding of taxes (the “Merger Consideration”), except for (i) any Dissenting Shares (as defined in “Section 12—Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal and Dissenter’s Rights” of this Offer to Purchase), (ii) any Shares that are owned by the Company or any of its direct or indirect wholly owned subsidiaries, (iii) any Shares that are owned by Parent, Purchaser or any of their respective direct or indirect wholly owned subsidiaries and (iv) Shares in respect of stock options, stock appreciation rights and restricted stock units.

Options to purchase Shares and stock appreciation rights to receive Shares or cash (collectively, “Options”) under the CSRA Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Company Stock Plan”) will automatically be, immediately prior to the effective time of the Merger, vested in full, cancelled and converted into the right to receive a lump-sum cash payment equal to the excess of the Offer Price over the per Share exercise price or strike price, as applicable. Restricted stock units under the Company Stock Plan whose vesting is conditioned in full or in part based on achievement of performance goals or metrics (“PSUs”) will automatically be, immediately prior to the effective time of the Merger, vested (solely to the extent of its target level), cancelled and converted into the right to receive a lump-sum cash payment equal to the Offer Price plus the value of any dividend equivalents accumulated or retained by the Company in respect of the applicable PSU award. Restricted stock units, other than PSUs, under the Company Stock Plan (“Company RSUs”), and restricted stock units under the CSRA Inc. 2015 Non-Employee Director Incentive Plan (the “Director Stock Plan”) (“Director RSUs”, and together with the Company RSUs, “RSUs”) will automatically be, immediately prior to the effective time of the Merger, vested in full, cancelled and converted into the right to receive a lump-sum cash payment equal to the Offer Price plus the value of any dividend equivalents accumulated or retained by the Company in respect of the applicable RSU award (except in the case of Company RSUs awarded in 2018, which will instead be converted into restricted stock units subject to the shares of common stock of Parent and a right to a cash payment of any dividend equivalents accumulated or retained by the Company prior to the Merger). The Options, RSUs and PSUs are collectively referred to in this Offer to Purchase as the “Compensatory Share Rights.” All payments with respect to Compensatory Share Rights will be paid by the Company without interest and net of any applicable withholding of taxes, and as further described in “Section 13—The Transaction Documents—The Merger Agreement.”

The Company’s board of directors (the “Company Board”) has unanimously: (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders; (ii) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby; (iii) authorized and approved the Top-Up Option (as defined herein) and the issuance of the Top-Up Shares (as defined herein) in accordance with the terms of the Merger Agreement, (iv) directed that, if required by applicable law, the Merger Agreement be submitted to the Company’s stockholders for approval and (v) recommended that the Company’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement and the Merger.

There is no financing condition to the Offer, although Purchaser intends to finance payment of all or a portion of the Offer Price. The Offer is conditioned upon there being validly tendered and not validly withdrawn as of the expiration of the Offer that number of Shares that when added to the number of Shares, if any, owned by Parent and its subsidiaries taken as a whole as of such scheduled expiration of the Offer (i) would represent one Share more than 50% of the fully diluted number of Shares at such date (not assuming the issuance of any Top-Up Shares) and (ii) would represent, when added to the number of Shares authorized and available for issuance and sale by the Company to Purchaser in connection with an exercise of the Top-Up Option, one Share more than 90% of the fully diluted number of Shares (assuming the issuance of the Top-Up Shares) (the calculation of the fully diluted number of Shares being as described in the “Introduction” of this Offer to Purchase). The Offer is also subject to the satisfaction of the other conditions set forth in this Offer to Purchase, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See “Section 15—Conditions to the Offer” of this Offer to Purchase. The principal terms of the Offer appear on pages 16 through 61. You should read this entire document carefully before deciding whether to tender your Shares into the Offer.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery, the Letter of Instruction and other related materials may be obtained from the Information Agent. Stockholders of the Company also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

March 5, 2018

IMPORTANT

If you desire to tender all or any portion of your Shares, you must, prior to the expiration of the Offer:

1.	For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•	contact the broker, dealer, commercial bank, trust company or other nominee and request that such nominee tender your Shares to Purchaser by transferring those Shares through book-entry transfer into the account of Computershare Trust Company, N.A., in its capacity as the Depositary for the Offer (the “Depositary”) before the expiration of the Offer.

2.	For Shares that are registered in your name and held in book-entry form:

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in “Section 3—Procedure for Tendering Shares—Book-Entry Delivery”);

•	if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal; and

•	deliver an Agent’s Message or the Letter of Transmittal, properly completed and duly executed, and any other required documents to the Depositary, at its address on the back cover of this Offer to Purchase before the expiration of the Offer.

3.	For Shares that are registered in your name and held as physical certificates:

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•	have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•	deliver the Letter of Transmittal properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back cover of this Offer to Purchase before the expiration of the Offer.

4.	For Shares that you beneficially hold under the 401(k) Plan:

•	complete and sign the Letter of Instruction, instructing The Bank of New York Mellon, the directed trustee of the 401(k) Plan (the “401(k) Plan Trustee”), to tender your Shares beneficially held under the 401(k) Plan in the Offer (the “401(k) Plan Shares”), in accordance with the Letter of Instruction; and

•	deliver the Letter of Instruction, properly completed and duly executed, and any other required documents, to Computershare Trust Company, in its capacity as the tabulator for the Offer with respect to the 401(k) Plan Shares (the “Tabulator”), so that such documents are received at least three (3) business days prior to the Expiration Time (the “401(k) Shares Deadline”). The Tabulator will then forward your instructions to T. Rowe Price, the plan administrator (the “Plan Admin”), who will consolidate the information to provide to the 401(k) Plan Trustee. The Offer is currently scheduled to expire at 11:59 p.m., New York City time, on Monday, April 2, 2018, but is subject to extension as set forth in this Offer to Purchase. The Offer expires on Monday, April 2, 2018, therefore, the Letter of Instruction needs to be received by the Tabulator by 11:59 p.m., New York City time, on Tuesday, March 27, 2018. If the Offer is extended, the Tabulator would need to receive the required materials by 5:00 p.m., New York City time, on the third business day prior to the new expiration of the date of the Offer, as extended.

If you do not want any of your 401(k) Plan Shares to be tendered, you must follow these same procedures and timing requirements and you must indicate on the Letter of Instruction that you want none of your 401(k) Plan Shares to be tendered.

The 401(k) Plan Trustee must then comply with the instructions in the Letter of Instruction in order to tender (or not tender) your 401(k) Plan Shares by the expiration of the Offer.

If you do not properly complete and return the Letter of Instruction by the deadline specified, subject to any extensions of the Offer, your 401(k) Plan Shares will be considered uninstructed and may be tendered in the Offer if State Street Global Advisors Trust Company, a 401(k) Plan fiduciary that is independent of the Company (the “Independent Fiduciary”), determines in its discretion to accept the terms of the Offer in respect of such uninstructed 401(k) Plan Shares.

None of the Company, Purchaser or Parent is responsible for the actions of the Tabulator, the Plan Admin, the Independent Fiduciary or the 401(k) Plan Trustee.

Other than with respect to 401(k) Plan Shares, the Letter of Transmittal, the certificates for Shares and any other required documents must be received by the Depositary before the expiration of the Offer (currently scheduled for 11:59 p.m., New York City time, on Monday, April 2, 2018 and subject to extension as set forth in this Offer to Purchase). The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Depositary, is at the election and risk of the tendering stockholder. The Letter of Instruction for 401(k) Plan Shares is required to be received by the Tabulator by the 401(k) Shares Deadline.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER. IF YOU BENEFICIALLY HOLD SHARES UNDER THE 401(K) PLAN, YOU SHOULD ALSO READ THE LETTER OF INSTRUCTION CAREFULLY, AS AN EARLIER DEADLINE FOR TENDERING YOUR SHARES APPLIES.

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SUMMARY TERM SHEET

Securities Sought:	All of the shares of common stock, par value $0.001 per share, of CSRA Inc., a Nevada corporation, that are issued and outstanding.

Offer Price Per Share:	$40.75 per Share in cash, without interest, less any applicable withholding of taxes.

Scheduled Expiration Time:	11:59 p.m., New York City time, on Monday, April 2, 2018, unless the Offer (as defined below) is extended (as so extended, the “Expiration Time”).

Purchaser:	Red Hawk Enterprises Corp., a Nevada corporation and wholly owned subsidiary of General Dynamics. In this Offer to Purchase (as defined below), unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser.

Minimum Condition; 90% Condition:	The number of Shares validly tendered in the Offer and not validly withdrawn, when added to the Shares owned by Parent and its subsidiaries as of the Expiration Time, (i) represents at least one Share more than 50% of the Shares on a fully diluted basis as of the Expiration Time (without giving effect to the closing of the Top-Up Option (as defined below)) (the “Minimum Condition”) and (ii) represents, when added to the number of Shares authorized and available for issuance and sale by Company to Purchaser in connection with an exercise of the Top-Up Option, one Share more than 90% of the Shares on a fully diluted basis (assuming the issuance of the Top-Up Shares (as defined below)) (the “90% Condition”).

The satisfaction of the Minimum Condition and the 90% Condition will be determined without counting as having been “tendered” any Shares that have been tendered pursuant to the “guaranteed delivery” provisions of the Offer but not yet actually received.

Company’s Board Recommendation:	The Company Board unanimously recommends that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement and the transactions contemplated thereby (the “Company Board Recommendation”).

The Offer is being made pursuant to the Merger Agreement to purchase all Shares that are issued and outstanding, at the Offer Price (without interest and less any applicable withholding of taxes), upon the terms and subject to the conditions set forth in this Offer to Purchase, the Letter of Transmittal and the Letter of Instruction. The Merger Agreement provides, among other things, that following completion of the Offer and subject to certain conditions, Purchaser will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to

Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and, if you beneficially hold shares under the 401(k) Plan, the Letter of Instruction. You are urged to read this Offer to Purchase and such other documents carefully in their entirety, as they contain important information.

The following are some questions that you, as a stockholder of CSRA, may have, and answers to those questions. The summary term sheet above highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase. To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal, the Letter of Instruction (if you beneficially hold 401(k) Plan Shares) and the other documents to which we refer you carefully and in their entirety, as they contain important information. Questions or requests for assistance may be directed to the Information Agent, Innisfree M&A Incorporated, toll-free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833) or the address set forth for the Information Agent on the back cover of this Offer to Purchase, or, for 401(k) Plan Shares, please refer to the Letter of Instruction.

Who is offering to buy my Shares?

Purchaser, which is a Nevada corporation and a wholly owned subsidiary of General Dynamics, was formed for the purpose of consummating the Merger, including by making the Offer. General Dynamics, its parent company, is a Delaware corporation. See “Introduction” of this Offer to Purchase and “Section 9—Certain Information Concerning Purchaser and Parent.”

How many Shares are you offering to purchase?

We are offering to purchase all Shares that are issued and outstanding, on the terms and subject to the conditions set forth in this Offer to Purchase, the Letter of Transmittal and, for 401(k) Plan Shares, the Letter of Instruction. See the “Introduction” of this Offer to Purchase and “Section 1—Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because General Dynamics wants to acquire control of, and ultimately following the Merger, the entire equity interest in, CSRA, while allowing CSRA’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares into the Offer. If the Offer is completed, General Dynamics, Purchaser and CSRA expect to consummate the Merger as soon as practicable in accordance with the Nevada Revised Statutes (the “NRS”). At the effective time of the Merger (the “Effective Time”), CSRA will become a wholly owned subsidiary of General Dynamics.

How much are you offering to pay for my Shares and what is the form of payment?

We are offering to pay you $40.75 per Share in cash, without interest thereon and less any applicable withholding of taxes. If you are the record owner of your Shares (i.e., a stock certificate has been issued to you) and you directly tender your Shares into the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares into the Offer on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. With respect to 401(k) Plan Shares, if you direct the 401(k) Plan Trustee to tender those 401(k) Plan Shares into the Offer (or if you do not provide any instruction to the 401(k) Plan Trustee, and the Independent Fiduciary elects to tender uninstructed 401(k) Plan Shares into the Offer), you will not have to pay brokerage fees or similar expenses. See the “Introduction” of this Offer to Purchase.

Will you have the financial resources to make payment?

Yes. We estimate that up to approximately $9.7 billion will be needed to purchase all of the outstanding Shares validly tendered into the Offer, to cash out the Compensatory Share Rights, to fund amounts which may become due and payable under the Company’s outstanding indebtedness, to pay related fees and expenses and to consummate the Merger and pay the Merger Consideration. Parent is expected to provide Purchaser with sufficient funds to satisfy these obligations. We currently expect that Parent will obtain these funds through a combination of available cash, proceeds from the issuance of commercial paper, borrowings under a new credit facility, and/or proceeds from the issuance of debt securities. Lenders have committed to provide Parent with financing for a portion of the obligations as further described in “Section 10—Source and Amount of Funds” below. However, the specific form and terms, and precise timing, of Parent’s financing plans are not yet known. Accordingly, specific plans with respect to repayment of any amounts borrowed or debt securities issued have not yet been made, except as noted in “Section 10—Source and Amount of Funds” below. There is no financing condition to the Offer.

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	as described above, General Dynamics will have, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger;

•	completion of the Offer is not subject to any financing condition; and

•	if we complete the Offer, we will acquire any remaining Shares in the Merger for the same per-Share price as the Offer Price.

See “Section 10—Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•	the Minimum Condition (as described above);

•	the 90% Condition (as described above); and

•	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), having expired or been terminated, and any approvals, consent or clearance required under or in relation to the HSR Act having been obtained (the “HSR Condition”).

Other conditions to the Offer are set forth in “Section 15—Conditions to the Offer.” Completion of the Offer is not conditioned on financing or on Parent stockholder approval.

Is there an agreement governing the Offer?

Yes. The Company, Purchaser and Parent have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions to the Offer and, following completion of the Offer, the Merger of Purchaser into the Company. See “Section 13—The Transaction Documents—The Merger Agreement.”

What does the Company Board think about the Offer?

The Company Board has unanimously:

•	determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders;

•	adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby;

•	approved the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•	authorized and approved the Top-Up Option (as defined below) and the issuance of the Top-Up Shares (as defined below) in accordance with the terms of the Merger Agreement;

•	directed that, if required by applicable law, the Merger Agreement be submitted to the Company’s stockholders for approval; and

•	recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement and the Merger.

See “Introduction” of this Offer to Purchase and “Section 11—Background of the Offer.”

How long do I have to decide whether to tender in the Offer?

You have until 11:59 p.m., New York City time, on Monday, April 2, 2018 (unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event the applicable Expiration Time will mean the latest time and date at which the Offer, as so extended by us, will expire), to tender your Shares into the Offer. See “Section 1—Terms of the Offer.” Further, if you cannot deliver everything required to make a valid tender to the Depositary, Computershare Trust Company, N.A., prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “Section 3—Procedure for Tendering Shares.” In addition, if we provide a subsequent offering period (as described and defined in “Section 1—Terms of the Offer”), you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the Expiration Time. If you beneficially hold 401(k) Plan Shares and you want to tender (or affirmatively not tender) all or some of those 401(k) Plan Shares, you must complete the Letter of Instruction and deliver it to the Tabulator so that it is received by the 401(k) Shares Deadline, so that the 401(k) Plan Trustee will have time to follow your instructions with respect to your 401(k) Plan Shares before the Expiration Time.

Can the Offer be extended and under what circumstances?

Yes. The Offer can be extended, and in some cases, we are required to extend the Offer beyond its initial Expiration Time. Pursuant to the Merger Agreement, we are required to extend the Offer beyond the initial Expiration Time:

•	for any period required by any applicable rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff thereof or the NYSE or as may be necessary to resolve any comments of the SEC or the staff of the NYSE, in each case as applicable to the Offer, the Solicitation/Recommendation Statement on Schedule 14D-9 being filed with the SEC (the “Schedule 14D-9”) and the other offering documents; and

•	if at any then-scheduled Expiration Time, any condition to the Offer has not been satisfied or waived, in consecutive increments of up to five business days each (the length of each such increment to be determined by us).

However, except with the consent of the Company, we will not, and will not be required to, extend the Offer beyond the earliest to occur of (x) October 15, 2018, (y) the date on which the Merger Agreement is validly terminated and (z) the date that is three (3) business days after the Proxy Clearance Date.

“Proxy Clearance Date” means the date (which shall not be prior to ten (10) calendar days following the initial filing by the Company of the preliminary proxy statement with the SEC) on which the SEC has, orally or in writing, notified the Company or its counsel that it has no further comments on the proxy statement.

If we extend the time period of this Offer, this extension will extend the time that you will have to tender your Shares. See “Section 1—Terms of the Offer.” If the Offer is extended, no Shares will be accepted for payment or paid for until the Offer, as so extended, expires, and you will be able to withdraw your Shares until then.

Can the Offer be terminated and under what circumstances?

Yes. If at any then-scheduled Expiration Time (i) three (3) business days have elapsed since the Proxy Clearance Date and (ii) any condition of the Offer has not been satisfied or waived, then we may irrevocably and unconditionally terminate the Offer, and the Company will also have the right to deliver written notice to Parent and us to demand that we terminate the Offer. The Offer must also be terminated promptly after any termination of the Merger Agreement.

If the Offer is terminated or withdrawn by us, we will promptly return, and will cause the Depositary, to return, all tendered Shares to the registered holders thereof.

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.

Will there be a subsequent offering period and what is the difference between an extension of the Offer and a subsequent offering period?

We may, with the prior written consent of the Company, elect to provide for a subsequent offering period of at least three (3) business days pursuant to, and in accordance with, Rule 14d-11 under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). With the consent of the Company, the subsequent offering period may be extended to up to twenty (20) business days.

If we provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Time of the preceding offering period.

A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all Shares that were properly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. In the case of any Shares validly tendered during the subsequent offering period, we will immediately accept for payment and promptly (and in any event within three (3) business days after such acceptance) pay for all such Shares, and no withdrawal rights will be available. See “Section 1—Terms of the Offer” and “Section 4—Withdrawal Rights.”

What is the Top-Up Option and when will it be exercised?

Under the Merger Agreement, if we do not acquire at least 90% of the outstanding Shares in the Offer (determined on a fully diluted basis), we have the option, subject to limitations, to purchase, in whole and not in part, from the Company, the lesser of (x) the number of additional Shares to cause us (together with Parent) to own one share more than 90% of the Shares then outstanding (determined on a fully diluted basis and assuming the issuance of the additional Shares) and (y) the aggregate number of Shares that the Company is authorized to issue but that are not issued and outstanding, in each case, at a price per Share (payable in cash or with a one-year promissory note bearing simple interest at a rate of 6% per annum) equal to the Offer Price (such option, the “Top-Up Option”).

We may exercise this option in whole and not in part, only once, upon or following the applicable Expiration Time. If we exercise the Top-Up Option, and a sufficient number of Shares are authorized but not issued and outstanding as of immediately prior to such exercise to achieve the 90% threshold described above, we will be able to effect a short-form merger under NRS 92A.180, which means that we may effect the Merger without any further action by the stockholders of the Company. Unless we receive consent from the Company, we cannot exercise the Top-Up Option unless such exercise would result in meeting or exceeding such 90% ownership threshold.

Have there been any recent transactions between Parent or Purchaser and the Company and its officers or directors that are required to be reported?

No. During the two years before the date of this Offer to Purchase, there have been no transactions between Parent, Purchaser, their subsidiaries or, to Parent’s and Purchaser’s knowledge after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations. However, there have been preliminary discussions between General Dynamics Information Technology and certain executive officers of CSRA regarding post-closing employment arrangements, none of which are currently expected to be completed or to become effective until after the Merger is completed, if at all. Parent or one of its affiliates may in the future enter into ordinary course employment and compensation arrangements with such executive officers, directors or affiliates. Any such arrangements may include compensation that consists of shares of, or is otherwise linked to or based on the value of, shares of Parent’s common stock.

How do I tender my Shares?

If you wish to accept the Offer, this is what you must do:

•	If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the Depositary or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in “Section 3—Procedure for Tendering Shares.”

•	If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call our information agent, Innisfree M&A Incorporated, toll-free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833) for assistance. See “Section 3—Procedure for Tendering Shares” for further details.

•	If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact such nominee and give instructions that your Shares be tendered.

•	If you beneficially hold 401(k) Plan Shares, you must complete and sign the enclosed Letter of Instruction and deliver it to the Tabulator (at the address provided in the Letter of Instruction) so that it is received by the 401(k) Shares Deadline. Detailed instructions are contained in the Letter of Instruction and in “Section 3—Procedure for Tendering Shares.” None of the Company, Purchaser or Parent assume any responsibility for the actions of the Tabulator, the Plan Admin, the Independent Fiduciary or the 401(k) Plan Trustee.

What if I beneficially hold 401(k) Plan Shares and do not want those 401(k) Plan Shares tendered into the Offer?

If you beneficially hold 401(k) Plan Shares and do not want them tendered into the Offer, you must complete and sign the enclosed Letter of Instruction (indicating you want none of your 401(k) Plan Shares to be tendered) and deliver it to the Tabulator (at the address provided in the Letter of Instruction) so that it is received by the 401(k) Shares Deadline. Detailed instructions are contained in the Letter of Instruction and in “Section 3—Procedure for Tendering Shares.” None of the Company, Purchaser or Parent assume any responsibility for the actions of the Tabulator, the Plan Admin, the Independent Fiduciary or the 401(k) Plan Trustee.

What will happen to my 401(k) Plan Shares if I do nothing, or otherwise fail to properly complete and return the Letter of Instruction by the 401(k) Shares Deadline?

If you do not respond to this Offer or otherwise fail to properly complete and return the Letter of Instruction by the 401(k) Shares Deadline, subject to any extensions of the Offer, your 401(k) Plan Shares will be considered uninstructed and may be tendered in the Offer if the Independent Fiduciary determines in its discretion to accept the terms of the Offer in respect of such uninstructed 401(k) Plan Shares. The Independent Fiduciary has been retained to make certain decisions associated with the Offer and its impact on 401(k) Plan Shares. As a fiduciary to the Plan, the Independent Fiduciary is required to make decisions based on what is in the best interests of Plan participants and beneficiaries.

Can I withdraw Shares I previously tendered into the Offer? Until what time can I withdraw tendered Shares?

Yes. You can withdraw some or all of the Shares that you previously tendered into the Offer at any time prior to the expiration date of the Offer as it may be extended. However, if you tendered 401(k) Plan Shares, to make an effective withdrawal, you must deliver notice of your intent to withdraw to the Tabulator by the 401(k) Shares Deadline, and if you tendered Shares through a broker or other nominee, you must coordinate with such nominee to complete a withdrawal. Withdrawal rights do not apply to Shares tendered during any subsequent offering period. See “Section 4—Withdrawal Rights.”

How do I withdraw tendered Shares?

To properly withdraw Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary, while you have the right to withdraw your Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. If you tendered 401(k) Plan Shares, to make an effective withdrawal, you must deliver withdrawal instructions to the 401(k) Plan Trustee, as further explained in the Letter of Instruction. You may not withdraw Shares tendered during any subsequent offering period. See “Section 4—Withdrawal Rights.”

If the tendered Shares are accepted for payment, will the Company continue as a public company?

Following the purchase of Shares in the Offer, we are obligated, subject to certain conditions, to consummate the Merger. If the Merger takes place, the Company will no longer be publicly owned, and the Shares will be delisted from the New York Stock Exchange (the “NYSE”) shortly thereafter. Even if for some reason the Merger does not take place but we purchase a large enough number of Shares in the Offer, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on the NYSE or any other securities exchange, there may not be a public trading market for the Shares and the Company may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See “Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.”

Will the Offer be followed by a Merger if all the Shares are not tendered into the Offer?

If we purchase Shares in the Offer and the other conditions to the Merger are satisfied or waived (where permissible), the Merger will be effected. If the Minimum Condition is met, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. Furthermore, if pursuant to the Offer or otherwise (including as a result of our exercise of the Top-Up Option) we own in excess of 90% of the outstanding Shares, we may effect the Merger without any further action by the stockholders of the Company. If the Merger takes place, the Company will become a wholly owned subsidiary of Parent, the remaining Shares (other than Shares held by Purchaser or Parent or their respective direct or indirect wholly owned subsidiaries, Shares held by the Company or any of its direct or indirect wholly owned subsidiaries and Dissenting Shares, if any) will be converted into the right to receive $40.75 per Share in cash, without interest and less any applicable withholding of taxes, and the Compensatory Share Rights will be cancelled and converted into the right to receive a lump-sum cash payment (except for Company RSUs awarded in 2018, which will instead be converted into restricted stock units subject to shares of Parent’s common stock and rights to cash payment of any dividend equivalents accumulated or retained by the Company prior to the Merger). See “Introduction” to this Offer to Purchase and “Section 12—Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal and Dissenter’s Rights” and “Section 13—The Transaction Documents—The Merger Agreement.”

If you do not complete the Offer, will you nevertheless consummate the Merger?

If at any then-scheduled Expiration Time (i) any condition to the Offer has not been satisfied or waived and (ii) three (3) business days have elapsed since the Proxy Clearance Date, the Offer may be terminated. If the Offer is so terminated, the Merger Agreement provides that the Company will have the right, and that Parent and the Purchaser will have the right to request that the Company proceed with organizing a Company stockholder meeting to approve the Merger Agreement. In that case, the Company would separately mail a proxy statement related to such stockholder meeting to holders of record of Shares as of the record date for the stockholder meeting. If stockholders owning a majority of the outstanding Shares vote to approve the Merger Agreement (the “Company Stockholder Approval”), the consummation of the Merger would be subject to conditions similar to the Offer conditions, except that the Minimum Condition and 90% Condition would not apply. We are not asking you to take any action with respect to the Merger at this time. If you beneficially hold 401(k) Plan Shares, you will be entitled to instruct the 401(k) Plan Trustee as to how to vote your 401(k) Plan Shares. If the 401(k) Plan Trustee does not receive instructions as to how to vote your 401(k) Plan Shares, such uninstructed 401(k) Plan Shares will be voted at the discretion of the Independent Fiduciary.

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares, you will continue to hold your Shares notwithstanding the completion of the Offer, unless and until the Merger is completed. If and when the Merger between the Company and us takes place, any of the Company’s stockholders not tendering their Shares into the Offer will receive cash in an amount equal to the Offer Price, without interest and less any applicable withholding of taxes. Therefore, if the Merger takes place, the only difference between tendering and not tendering your Shares is that tendering stockholders will be paid earlier.

Even if the Merger does not occur, if you decide not to tender your Shares into the Offer, but we purchase the Shares that are tendered into the Offer, there may be so few remaining stockholders and publicly traded Shares that the Shares you continue to hold will no longer be eligible to be traded on the NYSE or other securities exchanges, and there may not be an active public trading market for your Shares. Also, the Company may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC’s rules relating to publicly held companies. See “Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations” and “Section 13—The Transaction Documents—The Merger Agreement.”

Are appraisal or dissenters’ rights available in connection with either the Offer or the Merger?

Holders of Shares will not have appraisal or dissenters’ rights as a result of the Offer, and it is expected that holders of Shares will not have appraisal or dissenters’ rights in connection with the Merger. See “Section 12—Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal and Dissenter’s Rights.”

If you successfully complete the Offer, what will happen to the Company Board?

If we complete the Offer, the Company has agreed to take all actions (other than seeking the resignation of the Company’s Chief Executive Officer from the Company Board) necessary to cause Purchaser’s designees to be elected or appointed to the Company Board in such number as is proportionate to Parent, Purchaser and their respective subsidiaries’ Share ownership. Accordingly, if the Offer is completed and the Minimum Condition is satisfied, under the Merger Agreement, we will become entitled to designate at least a majority of the members of the Company Board, and we will obtain control of the management of the Company. The Company has agreed that it will cause the Company Board to maintain at least three Independent Directors (as defined below) who were directors of the Company as of the date of the Merger Agreement until the consummation of the Merger. During the period after election or appointment of directors designated by us, as described above, but prior to the Effective Time, the affirmative vote of a majority of the Independent Directors (as defined below) will be required to approve certain matters in connection with the Merger, including amendment or termination of the Merger Agreement by the Company and the exercise or waiver of the Company’s rights under the Merger Agreement. See “Section 12—Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal and Dissenter’s Rights.”

What is the market value of my Shares as of a recent date?

On February 9, 2018, the last full trading day before we announced the Offer, the closing price of the Shares reported on the NYSE was $30.82 per Share. On Friday, March 2, 2018, the last full trading day before the date of this Offer to Purchase, the closing price of a Share on the NYSE was $40.53. The $40.75 Offer Price represents a premium of approximately 29% over the $31.62 volume weighted average price per Share for the 30-day trading period ended on February 9, 2018, the last trading day prior to the public announcement of the Merger Agreement, and a premium of approximately 32% to the closing price per share on February 9, 2018.

You should obtain current market quotations for Shares in deciding whether to tender your Shares.

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in “Section 15—Conditions to the Offer” are satisfied or waived, and we complete the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered (and did not withdraw) multiplied by $40.75 in cash, without interest and less any applicable withholding of taxes, promptly following (and, in any event, no more than three (3) business days after) the applicable Expiration Time. In the case of any Shares validly tendered during a subsequent offering period, we will immediately accept for payment and promptly (and in any event within three (3) business days after such acceptance) pay for all such Shares.

We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price for your Shares with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. See “Section 1—Terms of the Offer” and “Section 2—Acceptance for Payment and Payment.” Any 401(k) Plan Shares will be converted into cash and continue to be held in the 401(k) Plan in accordance with its terms and as further described in the Letter of Instruction.

Will I receive any dividends from the Company prior to the expiration of the Offer?

You may receive regular, quarterly cash dividends prior to the expiration of the Offer if declared and paid by the Company. According to the Company’s Annual Report on Form 10-K for the year ended March 31, 2017, the Company anticipates that it will continue to pay quarterly cash dividends on its common stock. Until the Effective Time, the Company will not be permitted make or declare dividends or distributions to the holders of Shares, other than regular quarterly dividends consistent with past practice, without the prior consent of General Dynamics. See “Section 14—Dividends and Distributions” and “Section 13—The Transaction Documents—The Merger Agreement—Covenants Related to the Company’s Conduct of Business.”

How will my 401(k) Plan Shares be treated in the Offer?

With respect to your401(k) Plan Shares:

•	You may elect to have your 401(k) Plan Shares tendered into the Offer by completing and timely submitting the Letter of Instruction;

•	You may elect to have your 401(k) Plan Shares not tendered into the Offer by completing and timely submitting the Letter of Instruction; and

•	If you do nothing with the Letter of Instruction, or otherwise fail to properly complete and return the Letter of Instruction by the 401(k) Shares Deadline, the Independent Fiduciary will decide, in its discretion, whether to tender your 401(k) Plan Shares into the Offer.

If you beneficially hold 401(k) Plan Shares, you may elect whether or not to have them tendered in the Offer in exchange for payment of the Offer Price, without interest and less any applicable withholding of taxes; however, you must follow different procedures (including deadlines) for having your 401(k) Plan Shares tendered (and if desired, withdrawing them from the Offer). To tender 401(k) Plan Shares, or to have your 401(k) Plan Shares not tendered, you must complete and sign the Letter of Instruction and deliver it to the Tabulator so that it is received by the 401(k) Shares Deadline in order to instruct the 401(k) Plan Trustee to complete the tender or non-tender of such 401(k) Plan Shares. Accordingly, unless the Offer is extended, the deadline for tendering your 401(k) Plan Shares is 11:59 p.m., New York City time, on Tuesday, March 27, 2018. If the Offer is extended, the Tabulator would need to receive the required materials by 5:00 p.m., New York City time, on the third business day prior to the new expiration of the date of the Offer, as extended.

If you do not complete and return the Letter of Instruction by the deadline specified, subject to any extensions of the Offer, your 401(k) Plan Shares will be considered uninstructed and may be tendered in the Offer if the Independent Fiduciary determines in its discretion to accept the terms of the Offer in respect of such uninstructed Shares.

If you wish to withdraw your tendered 401(k) Plan Shares, you must deliver notice of your intent to withdraw to the Tabulator by the 401(k) Shares Deadline, in accordance with the withdrawal instructions further described in the Letter of Instruction. Any 401(k) Plan Shares that are tendered during any subsequent offering period cannot be withdrawn. If you submitted a Letter of Instruction to provide that none of your 401(k) Plan Shares be tendered, and you decide, prior to the applicable deadline, to tender some or all of your 401(k) Plan Shares, you may do so by submitting a new Letter of Instruction (such instructions must be received by the Tabulator prior to the 401(k) Shares Deadline).

401(k) Plan Shares that are tendered in the Offer and not validly withdrawn will be converted into cash, which will continue to be held in the 401(k) Plan in accordance with its terms and as further described in the Letter of Instruction. If you are a U.S. Holder, the exchange of Shares beneficially held under the 401(k) Plan for cash will not be a taxable transaction for U.S. federal income tax purposes. Any 401(k) Plan Shares that are converted into cash within the 401(k) Plan will no longer be eligible for special tax treatment for the in-kind distribution of 401(k) Plan Shares – see your 401(k) Plan’s summary plan description for additional details. If you beneficially hold 401(k) Plan Share, you should read the enclosed Letter of Instruction carefully, as it contains important information and instructions. None of the Company, Purchaser or Parent is responsible for the actions of the Tabulator, the Plan Admin, the Independent Fiduciary or the 401(k) Plan Trustee.

How will my outstanding stock options and stock appreciation rights be treated in the Offer?

Options (including stock appreciation rights, for purposes of this Offer to Purchase) cannot be tendered into the Offer. If you wish to tender Shares subject to issuance upon the exercise of your Options, you must first exercise your Options and then tender such Shares, when issued, into the Offer pursuant to the terms of the Offer. Under the Merger Agreement, each Option, whether or not exercisable, that is outstanding immediately prior to the Effective Time will then be cancelled in exchange for the right to receive from the Company an amount in cash equal to the product of (x) the excess, if any, of the Offer Price over the per Share exercise price (meaning, in the case of a stock appreciation right, the per Share “strike” or base price) of such Option and (y) the number of Shares subject to such Option. The Company is required to deliver the cash payments with respect to Options as promptly as practicable after the Effective Time and in any case within ten (10) business days thereafter, without interest and less any applicable withholding of taxes. See “Section 13—The Transaction Documents—The Merger Agreement—Treatment of Options and Compensatory Share Rights.”

How will my restricted stock units (including Company RSUs, Director RSUs and performance-vesting PSUs) be treated in the Offer?

Restricted stock units (including all RSUs and PSUs) cannot be tendered into the Offer.

Under the Merger Agreement and in accordance with the Company Stock Plan, as of immediately prior to the Effective Time, each outstanding Company RSU granted prior to 2018 will become fully vested and cancelled in exchange for the right to receive from the Company an amount equal to the Offer Price and the value of any dividend equivalents accumulated or retained by the Company in respect of such Company RSUs. At the same time, each outstanding PSU will become vested—solely to the extent of its “target” level—and cancelled in exchange for the right to receive from the Company an amount in cash equal to the Offer Price and the value of any dividend equivalents accumulated or retained by the Company in respect of such PSUs.

Instead of being canceled and converted into the immediate right to receive cash (other than any cash payable at closing in respect of dividend equivalents accumulated or retained by the Company prior to the Merger), any Company RSUs granted during calendar year 2018 will, following the Effective Time, be converted into restricted stock units that are subject to shares of the common stock of Parent (par value $0.001 per share). Any Company RSUs awarded in 2018 will be converted into restricted stock units of Parent by multiplying the number of Shares subject to each Company RSU by the fraction determined by dividing (A) the Offer Price of $40.75 per Share by (B) the average of the volume-weighted average price per share of Parent’s common stock trading on the NYSE for each of the twenty (20) consecutive business days ending on (and including) the date of the Merger. The terms and conditions of such restricted stock units of Parent will, following the conversion of any Company RSUs awarded in 2018, be the same as the terms and conditions that applied to the corresponding awards of Company RSUs prior to the Effective Time. The Offer, the Merger and the other transactions contemplated by the Merger Agreement alone will not give rise to full or partial accelerated vesting of any Company RSUs awarded in 2018. Any Company RSUs awarded in 2018 (as converted, if applicable) will, however, accelerate in full upon a termination of employment for death, disability, by the Company (or, following a change in control, the surviving corporation) without “cause” or due to an employee’s resignation for “good reason” (as such terms are defined in the Company’s Executive Officer Employment Separation Policy, without regard to whether such employee is covered by such policy).

Under the Merger Agreement and in accordance with the Director Stock Plan, as of immediately prior to the Effective Time, each outstanding Director RSU will become fully vested and cancelled in exchange for the right to receive from the Company an amount equal to the Offer Price and the value of any dividend equivalents accumulated or retained by the Company in respect of such outstanding Director RSUs.

With respect to any amount payable that constitutes nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent that payment of such amount would otherwise cause the imposition of a tax or penalty under Section 409A of the Code, such payment will instead be made at the earliest time permitted under the Merger Agreement and the terms of the corresponding award that will not result in the imposition of such tax or penalty.

The Company is required to deliver the cash payments described above with respect to the RSUs (other than any Company RSUs awarded in 2018, for which no cash payment will be owed in connection with the Offer or the Merger (other than the right to a cash payment at closing of any dividend equivalents accumulated or retained by the Company prior to the Merger)) and PSUs as promptly as practicable after the Effective Time, and in any case within ten (10) business days thereafter, without interest and less any applicable withholding of taxes. See “Section 13—The Transaction Documents—The Merger Agreement—Treatment of Options and Compensatory Share Rights.”

What are the material U.S. federal income tax consequences of tendering my Shares pursuant to the Offer or exchanging my Shares pursuant to the Merger?

In general, your tendering of Shares pursuant to the Offer or exchanging of Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined in “Section 5—Material United States Federal Income Tax Considerations”), other than with respect to 401(k) Plan Shares, and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. If you are a U.S. Holder, for U.S. federal income tax purposes, you will generally recognize gain or loss in an amount equal to the difference between the amount of cash you receive and your adjusted tax basis in the Shares tendered for cash pursuant to the Offer or exchanged for cash pursuant to the Merger. This gain or loss will be a capital gain or loss if you hold your Shares as capital assets at the time of the sale or exchange, and will be long-term capital gain or loss if your holding period in the Shares exceeds one year at the time your Shares are accepted for payment in the Offer or exchanged pursuant to the Merger, as applicable. If you are a U.S. Holder, the exchange of your 401(k) Plan Shares for cash pursuant to the Offer or pursuant to the Merger will not be a taxable transaction for U.S. federal income tax purposes. If you are a Non-U.S. Holder (as defined in “Section 5—Material United States Federal Income Tax Considerations”), you will generally not be subject to U.S. federal income tax with respect to your receipt of cash for your Shares unless certain exceptions apply. See “Section 5—Material United States Federal Income Tax Considerations.” This is not tax or legal advice. You should consult your tax advisor about the tax consequences to you of tendering your Shares pursuant to the Offer or exchanging your Shares pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

Who can I talk to if I have questions about the Offer?

You can call Innisfree M&A Incorporated, the information agent for the Offer, toll-free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833). See the back cover of this Offer to Purchase for additional contact information.

To All Holders of Shares of Common Stock of CSRA Inc.:

INTRODUCTION

Purchaser and General Dynamics are offering to purchase all Shares that are issued and outstanding for the per-share Offer Price, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and, in the case of 401 (k) Plan Shares, the related Letter of Instruction.

You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Form W-9 that is included in the Letter of Transmittal, or a valid Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN-E or other appropriate IRS Form W-8, as applicable, a copy of which may be obtained from the Depositary or the IRS website at www.irs.gov, or otherwise establish an exemption, you may be subject to backup U.S. federal income tax withholding (currently at a rate of 24%) of the gross proceeds payable to you. Amounts withheld, if any, under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s federal income tax liability, provided that the required information is timely furnished to the IRS. See “Section 3—Procedure for Tendering Shares—Backup U.S. Federal Income Tax Withholding.” Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with such nominee to determine if they charge any transaction fees. We will pay all charges and expenses the Depository and Information Agent incurred in connection with the Offer. See “Section 17—Fees and Expenses.”

We are making the Offer pursuant to the Merger Agreement. The Merger Agreement provides, among other things, that as soon as reasonably practicable following the completion of the Offer, Parent, Purchaser and the Company will effect the Merger, with the Company continuing as the Surviving Corporation and a wholly owned subsidiary of Parent. At the Effective Time, each Share that is issued and outstanding (other than (i) Dissenting Shares (as defined in “Section 12—Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal and Dissenter’s Rights”), if any, (ii) Shares that are owned by any of the Company or any of its direct or indirect wholly owned subsidiaries, (iii) Shares that are owned by Parent, Purchaser or any of their respective direct or indirect wholly owned subsidiaries and (iv) Shares in respect of Stock Options and RSUs) will be converted into the right to receive the Offer Price, less any applicable withholding of taxes. The Merger is subject to the satisfaction or waiver of certain conditions (as described in “Section 13—The Transaction Documents—The Merger Agreement,” which contains a more detailed description of the Merger Agreement). “Section 5—Material United States Federal Income Tax Considerations” describes the material U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

The Company Board has unanimously: (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders; (ii) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby; (iii) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares in accordance with the terms of the Merger Agreement, (iv) directed that, if required by applicable law, the Merger Agreement be submitted to the Company’s stockholders for approval and (v) recommended that the Company’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement and the Merger.

There is no financing condition to the Offer. The Offer is conditioned upon, among other things:

•	the Minimum Condition;

•	the 90% Condition; and

•	the HSR Condition.

Some of the conditions to the Offer are waivable at the election of Purchaser. The Minimum Condition and 90% Condition described above will be determined by calculating the number of Shares acquired by Purchaser in the Offer without counting as having been tendered any Shares that have been tendered pursuant to guaranteed delivery procedures but not yet actually received.

The Offer is also subject to other customary conditions. See “Section 15—Conditions to the Offer.”

The Company has represented in the Merger Agreement to Parent that, at the close of business on February 7, 2018, (i) 163,926,058 Shares were issued and outstanding, (ii) 3,566,076 Shares were subject to Options, (iii) 568,462 Shares were subject to Company RSUs, (iv) 691,531 Shares were subject to PSUs, (v) 65,700 Shares were subject to Director RSUs, (vi) no Shares were issued and held by the Company in its treasury, (vii) no shares of preferred stock were issued and outstanding, (viii) 12,380,638 Shares were reserved for issuance pursuant to the Company Stock Plan, (ix) 575,425 Shares were reserved for issuance pursuant to the Director Stock Plan, and (x) 10,000,000 Shares were reserved and available for issuance pursuant to the 401(k) Plan.

Based on information provided by the Company as of March 1, 2018 and assuming no issuance of additional Shares after such date, approximately 84,639,465 then-outstanding Shares would need to be validly tendered pursuant to the Offer and not withdrawn in order to satisfy the Minimum Condition.

Upon the purchase of Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will, subject to applicable law and NYSE rules, be entitled to designate the number of directors, rounded up to the next whole number, to the Company Board that is in the same proportion as the number of Shares then beneficially owned by Parent, Purchaser and their respective subsidiaries to the total number of Shares outstanding; provided that until the Effective Time, the Company Board will have at least three members who were directors on the date of the Merger Agreement and who are independent for purposes of NYSE Rule 303A.02. Purchaser currently intends, promptly after completion of the Offer, to exercise this right and to designate one or more persons who are likely to be employees of Parent, Purchaser or their respective affiliates to serve as directors of the Company. For certain information regarding each of these persons, see the information contained in the Schedule 14D-9 and provided in accordance with the requirements of Section 14(f) of the Exchange Act, and Rule 14f-1 thereunder. We expect that such representation on the Company Board would permit us to exert substantial influence over the Company’s conduct of its business and operations. Purchaser currently intends, as soon as practicable after completion of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of the Company.

The Merger is subject to the satisfaction or waiver of certain conditions, including, if required under the NRS, the receipt of the Company Stockholder Approval.

The Company Stockholder Approval, if required under the NRS, is the only vote of the holders of the Company’s capital stock necessary to approve the Merger. If we acquire, pursuant to the Offer or otherwise (including upon the exercise of the Top-Up Option), at least 90% of the outstanding Shares, we would be able to effect the Merger under the short-form merger provisions of the NRS without a vote of the Company’s stockholders. Thus, assuming that the Minimum Condition is satisfied and a sufficient number of additional authorized but unissued Shares are available for issuance upon exercise of the Top-Up Option, upon completion of the Offer and after exercise of the Top-Up Option, if any, we would own sufficient Shares to enable us, without the vote of any other Company stockholders, to satisfy any stockholder approval requirement under the NRS to approve the Merger Agreement. In the event that the Minimum Condition is not met, and in certain other circumstances, the parties have agreed to consummate the Merger without the prior completion of the Offer, after receipt of the Company Stockholder Approval. In that case, the consummation of the Merger would be subject to similar conditions as the Offer conditions, other than the addition of the stockholder approval requirement and the inapplicability of the Minimum Condition and 90% Condition. See “Section 13—The Transaction Documents—The Merger Agreement.”

Pursuant to the Merger Agreement, if we do not acquire at least 90% of the issued and outstanding Shares (determined on a fully diluted basis) in the Offer or a subsequent offering period, we have the right to exercise the Top-Up Option (subject to certain limitations). In any event, if we acquire at least 90% of the outstanding Shares, we intend to effect a short-form merger. See “Section 13—The Transaction Documents—The Merger Agreement—Top-Up Option.”

For purposes of this Offer to Purchase, the words “fully diluted,” when referring to Shares mean, as of any particular time, a determination based on the total number of outstanding Shares (assuming the conversion or exercise of all derivative securities or other rights to acquire Shares, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof).

Following the completion of the Offer and until the Effective Time, the Company Board will retain at least three then-serving directors who qualify as “independent directors” as defined by NYSE Rule 303A.02 and are eligible to serve on the Company’s audit committee under the Exchange Act and NYSE rules, and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto (the “Independent Directors”). If the number of Independent Directors is reduced to less than three due to death, disability or resignation, then the remaining Independent Director(s) will be entitled to designate persons who otherwise meet the criteria to be deemed to be Independent Directors to fill such vacancies. The affirmative vote of a majority of the Independent Directors (or, if none remain due to death, disability or resignation, a majority of all of the directors on the Company Board) will be required to approve: (i) any amendment or any termination of the Merger Agreement by the Company; (ii) the exercise or waiver of any of the Company’s rights, benefits or remedies under the Merger Agreement; (iii) any amendment of the Company’s organizational documents; (iv) any extension of time for performance of any of the obligations of Parent or Purchaser pursuant to the Merger Agreement; (v) authorizing any agreement between the Company and any of its affiliates, on the one hand, and Parent, Purchaser or any of their affiliates, on the other hand; or (vi) granting consent or taking any other action of the Company with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement (but in the case of such actions specified in clauses (iii) and (v), only if such action would reasonably be expected to adversely affect in any material respect the Company or the holders of Shares (other than Parent or Purchaser)).

The Offer is conditioned upon the fulfillment of the conditions set forth in “Section 15—Conditions to the Offer.” The Offer will expire at 11:59 p.m., New York City time, on Monday, April 2, 2018, unless we extend the Offer.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER. IF YOU BENEFICIALLY HOLD 401(K) PLAN SHARES, YOU SHOULD ALSO READ THE LETTER OF INSTRUCTION CAREFULLY, AS AN EARLIER DEADLINE FOR TENDERING YOUR SHARES APPLIES.

THE OFFER

1.    Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are issued and outstanding and are validly tendered and not withdrawn in accordance with the procedures set forth in “Section 3—Procedure for Tendering Shares” on or prior to the Expiration Time.

The Offer is subject to the conditions set forth in “Section 15—Conditions to the Offer,” which include, among other things, the Minimum Condition, the 90% Condition and the HSR Condition. The satisfaction of the Minimum Condition and the 90% Condition will be determined without counting as having been tendered any Shares that have been tendered pursuant to the guaranteed delivery provisions of the Offer, but not yet actually received. Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition and the condition that the Merger Agreement has not been terminated, which may only be waived with the prior written consent of the Company). Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Time as promptly as practicable (and, in any event, no more than three (3) business days) after the Expiration Time.

If any condition to the Offer is not satisfied or waived on any scheduled Expiration Time, Purchaser will extend the Expiration Time for one or more periods of up to five (5) business days each. Purchaser will also extend and re-extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the SEC’s staff or the NYSE, or to resolve comments from the SEC or NYSE staff, in each case, as may be applicable to the Offer. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See “Section 4—Withdrawal Rights.” Except with the consent of the Company, we will not, and will not be required to, extend the Offer beyond the earliest to occur of (x) October 15, 2018, (y) the date on which the Merger Agreement is validly terminated and (z) the date that is three (3) business days after the Proxy Clearance Date.

If at any then-scheduled Expiration Time (i) any of the conditions set forth in “Section 15—Conditions to the Offer” have not been satisfied or waived, and (ii) three (3) business days have elapsed since the Proxy Clearance Date, then we may irrevocably and unconditionally terminate the Offer. In addition, the Company will have the right from and after such occurrence to provide us a written request requiring that we irrevocably and unconditionally terminate the Offer at the then-scheduled Expiration Time following the receipt of such written request from the Company (delivered no less than two (2) business days prior to the then-scheduled Expiration Time). The termination of the Offer pursuant to this procedure is referred to herein as the “Offer Termination,” and the date on which the Offer Termination occurs is referred to in this Offer to Purchase as the “Offer Termination Date.”

In accordance with Rule 14d-11 under the Exchange Act and the Merger Agreement, and with the Company’s consent as required under the Merger Agreement, we may provide (and extend) a subsequent offering period following the Expiration Time (a “subsequent offering period”). If provided, a subsequent offering period will be an additional period of time, following the Expiration Time and the acceptance for purchase of Shares in the Offer, during which stockholders may tender any Shares not previously tendered into the Offer. If a subsequent offering period is provided:

•	it will remain open for no less than three (3) business days and no more than twenty (20) business days (including any extensions);

•	Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn;

•	we will immediately accept for payment and promptly (and in any event within three (3) business days) pay for Shares validly tendered during any subsequent offering period;

•	the price per Share will be the same as the Offer Price, in cash, without interest and less any applicable withholding of taxes.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a subsequent offering period. A subsequent offering period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

There is no assurance that we will or will not provide a subsequent offering period or that the Company will consent to the same. If we provide or extend a subsequent offering period, we will make a public announcement of such subsequent offering period or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time or the date of termination of the prior subsequent offering period.

We also reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that the Company’s written consent is required for us to:

•	reduce the number of Shares sought pursuant to the Offer;

•	decrease the Offer Price (other than as a result of changing the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction);

•	amend, modify or waive the Minimum Condition or the condition to the Offer that the Merger Agreement has not been terminated;

•	add to the conditions to the Offer set forth in “Section 15—Conditions to the Offer” or amend, modify or supplement any such condition or any other term of the Offer in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer;

•	terminate the Offer (other than in accordance with the Merger Agreement);

•	extend the expiration time of the Offer, except as described under “Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer” below;

•	change the form of the consideration payable in the Offer; or

•	provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, or any extension thereof.

If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination.

In the SEC’s view, a tender offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten (10) business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Time, we decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth (10th) business day from the date that notice of the increase or decrease is first published, sent or given to stockholders of the Company, we will extend the Offer at least until the expiration of that ten (10) business day period.

If, prior to the Expiration Time, we increase the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and Letter of Instruction and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.    Acceptance for Payment and Payment.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and will promptly (and in any event within three (3) business days after such acceptance) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Time. If we provide a subsequent offering period, we will immediately accept for payment and promptly (and in any event within three (3) business days after such acceptance) pay for all such Shares validly tendered during such subsequent offering period. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we have the right, subject to applicable law, to delay the acceptance for payment or payment for Shares until the Minimum Condition, 90% Condition, HSR Condition and the other conditions to the Offer set forth in “Section 15—Conditions to the Offer” have been satisfied.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases (including during any subsequent offering period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “Section 3—Procedure for Tendering Shares—Book-Entry Delivery”));

•	a properly completed and duly executed Letter of Transmittal, with any required signature guarantees or an Agent’s Message (as defined in “Section 3—Procedure for Tendering Shares—Book-Entry Delivery”) in connection with a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

For a description of the procedure for tendering Shares into the Offer, see “Section 3—Procedure for Tendering Shares.”

Accordingly, payment may be made to tendering stockholders at different times if delivery of Shares and other required documents occurs at different times.

For purposes of the Offer, including any subsequent offering period, we will be deemed to have accepted for payment tendered Shares when and if we give written notice of our acceptance to the Depositary and the conditions to the Offer have been met or waived, to the extent permissible under the Merger Agreement. In all cases, upon the terms and subject to the conditions to the Offer, payment for Shares purchased pursuant to the Offer, including any subsequent offering period, will be made by deposit of the purchase price for Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders.

If we do not accept for payment any tendered Shares into the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “Section 3—Procedure for Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more wholly owned subsidiaries of Parent the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

Under no circumstances will we pay interest with respect to any Shares purchased pursuant to the Offer, regardless of any extension of the Offer or delay in making such payment.

3.    Procedure for Tendering Shares.

Valid Tender of Shares. Except as set forth below, in order for you to tender Shares into the Offer, the Depositary must receive the Letter of Transmittal, properly completed and signed, together with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either (a) you must deliver certificates for Shares representing tendered Shares to the Depositary on or prior to the Expiration Time or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility on or prior to the Expiration Time or (b) you must comply with the guaranteed delivery procedures set forth in this Section below.

The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend using registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms of, and subject to the conditions to, the Offer.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

“Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (a) by a registered holder of the Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates for the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates for the Shares.

Guaranteed Delivery. If you wish to tender Shares into the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Time or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with the Offer to Purchase is received by the Depositary (as provided below) on or prior to the Expiration Time; and

•	the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other required documents, are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. As used in this Offer to Purchase, “trading day” means any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered or transmitted by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Tender of Shares in 401(k) Plan. If you beneficially hold 401(k) Plan Shares, you must complete and sign the enclosed Letter of Instruction in order to have such 401(k) Plan Shares tendered (or not tendered) into the Offer. The Letter of Instruction instructs the 401(k) Plan Trustee to tender (or not tender) your 401(k) Plan Shares in the Offer. The Letter of Instruction must be received by the Tabulator by the 401(k) Shares Deadline to enable the Tabulator, the Plan Admin, and 401(k) Plan Trustee to comply with the instructions contained therein. Detailed instructions are contained in the Letter of Instruction. If you do not complete and return the Letter of Instruction by the deadline specified, subject to any extensions of the Offer, your 401(k) Plan Shares will be considered uninstructed and may be tendered in the Offer if the Independent Fiduciary determines in its discretion to accept the terms of the Offer in respect of such uninstructed 401(k) Plan Shares. None of the Company, Purchaser or Parent assume any responsibility for the actions of the Tabulator, the Plan Admin, the Independent Fiduciary or the 401(k) Plan Trustee.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, the Depositary may be required to withhold and pay over to the IRS backup withholding (currently at a rate of 24%) from any payments made pursuant to the Offer. To avoid backup withholding, (i) a U.S. Holder must provide the Depositary with a correct taxpayer identification number and certify that it is not subject to backup withholding (generally by completing the IRS Form W-9 included in the Letter of Transmittal), or otherwise establish a basis for exemption from backup withholding, and (ii) a Non-U.S. Holder must furnish the required certification as to their non-U.S. status to the Depositary, generally by providing a valid IRS Form W-8BEN, W-8BEN-E or other appropriate IRS Form W-8, as applicable, a copy of which may be obtained from the Depositary or the IRS website at www.irs.gov, or otherwise establish an exemption. Non-U.S. stockholders should consult a tax advisor to determine which Form W-8 is appropriate. Amounts withheld, if any, under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s federal income tax liability, provided that the required information is timely furnished to the IRS.

Appointment as Proxy. By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless the Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all dividends, distributions, rights, other Shares or other securities issued or issuable in respect thereof on or after the date hereof (collectively, “Distributions”)) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company’s stockholders or any adjournment or postponement thereof, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of the Company’s stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of CSRA’s stockholders.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The interpretation of the terms of, and conditions to, the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by Purchaser in its sole discretion.

4.    Withdrawal Rights.

Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Time. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you duly exercise withdrawal rights as described in this Section 4 before the Expiration Time.

For your withdrawal to be effective, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in “Section 3—Procedure for Tendering Shares.”

If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. If you directed the 401(k) Plan Trustee to tender your 401(k) Plan Shares, to make an effective withdrawal, you must deliver withdrawal instructions to the Tabulator in accordance with the detailed instructions contained in the Letter of Instruction. Such instructions must be delivered by the 401(k) Shares Deadline; otherwise, the Tabulator, the Plan Admin, and 401(k) Plan Trustee may not be able to timely complete the steps required for withdrawing your 401(k) Plan Shares. If you submitted a Letter of Instruction to provide that none of your 401(k) Plan Shares be tendered, and you decide, prior to the applicable deadline, to tender some or all of your 401(k) Plan Shares, you may do so by submitting a new Letter of Instruction by the 401(k) Shares Deadline.

If we provide a subsequent offering period (as described in more detail in “Section 1—Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered in such subsequent offering period or to Shares previously tendered into the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.    Material United States Federal Income Tax Consequences.

The following is a summary of certain material U.S. federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not address the U.S. federal alternative minimum tax, the Medicare tax on net investment income, U.S. federal estate and gift taxes, U.S. state and local taxes or foreign taxes. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt or governmental organization;

•	a retirement plan or other tax-deferred account (other than with respect to U.S. Holders in the 401(k) Plan);

•	a partnership, an S corporation or other entity treated as a partnership or pass-through (or an investor therein);

•	an insurance company;

•	a mutual fund, regulated investment company or real estate investment trust;

•	a person that purchases or sells Shares as part of a wash sale for tax purposes;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Shares subject to the alternative minimum tax provisions of the Code;

•	a holder of Shares that received Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that owns (or is deemed to own) 5% or more of the outstanding Shares;

•	a U.S. Holder whose functional currency is not the U.S. dollar;

•	a person that holds Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a U.S. expatriate.

This summary is based on the Code, Treasury Regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its own tax advisors regarding the tax consequences of exchanging Shares pursuant to the Offer or the Merger.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER OR THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

U.S. Holders. A “U.S. Holder” of Shares means a holder that is for U.S. federal income tax purposes:

•	An individual citizen or resident of the U.S.;

•	A corporation (or other entity taxable as a corporation) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust if it: (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments with Respect to Shares. The tender of Shares for cash pursuant to the Offer or the exchange of Shares for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder will recognize gain or loss, if any, equal to the difference between the amount of cash received (determined before the deduction of any applicable withholding of taxes) and the U.S. Holder’s adjusted tax basis in the Shares tendered or exchanged therefor. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period in the Shares exceeds one year at the time of such sale or exchange. Long-term capital gain recognized by a non-corporate U.S. Holder generally is subject to preferential rates of taxation. The deductibility of capital losses is subject to significant limitations.

Payments with Respect to Shares beneficially held in the 401(k) Plan. The exchange of 401(k) Plan Shares for cash pursuant to the Offer or pursuant to the Merger will not be a taxable transaction for federal income tax purposes for either the 401(k) Plan or the participants in the 401(k) Plan. Any 401(k) Plan Shares that are converted into cash within the 401(k) Plan will no longer be eligible for special tax treatment for the in-kind distribution of 401(k) Plan Shares – see your 401(k) Plan’s summary plan description for additional details.

Non-U.S. Holders. A “Non-U.S. Holder” is a beneficial owner of Shares (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

Payments with Respect to Shares. Subject to the discussion of U.S. federal backup withholding below, payments made to a Non-U.S. Holder with respect to Shares tendered for cash pursuant to the Offer or exchanged for cash pursuant to the Merger generally will be exempt from U.S. federal income tax unless:

•	The gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net income basis at graduated rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

•	Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other specified conditions are met, in which case such gain will generally be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty), but may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•	The Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code, which we refer to as a “USRPHC,” at any time within the shorter of the five-year period preceding the merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock, which we refer to as the “relevant period,” and, if the shares of such common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of the Shares at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, except that the branch profits tax will not apply. The Company believes that it is not, and has not been, a USRPHC at any time during the five-year period preceding the Offer.

Backup Withholding and Information Reporting. Information reporting and backup withholding may apply to the proceeds received by a holder pursuant to the Offer or the Merger. Backup withholding generally will not apply to a (i) U.S. Holder who provides the correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding (generally by completing IRS Form W-9), or otherwise establishes a basis for exemption from backup withholding, or (ii) Non-U.S. Holder who furnishes the required certification as to their non-U.S. status, generally by providing a valid IRS Form W-8BEN, W-8BEN-E or other appropriate IRS Form W-8, or otherwise establishes an exemption. Certain penalties apply for failure to provide correct information. Amounts withheld, if any, under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s federal income tax liability, provided that the required information is timely furnished to the IRS. Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides or is established.

THE FOREGOING SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES AND IS NOT TAX OR LEGAL ADVICE. HOLDERS OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF TENDERING THEIR SHARES FOR CASH PURSUANT TO THE OFFER OR EXCHANGING THEIR SHARES FOR CASH PURSUANT TO THE MERGER.

6.    Price Range of Shares; Dividends.

Shares are listed and principally traded on the New York Stock Exchange under the symbol “CSRA” and have been listed on the NYSE since November 30, 2015. The following table sets forth for the periods indicated the high and low sales prices per Share on the NYSE as reported in published financial sources:

	High	Low
Year ended April 1, 2016
Third Quarter (from November 30, 2015)	$31.51	$26.67
Fourth Quarter	29.18	22.34
Year ended March 31, 2017
First Quarter	$27.27	$22.15
Second Quarter	27.13	23.18
Third Quarter	32.70	24.61
Fourth Quarter	33.05	28.38
Year ended March 30, 2018
First Quarter	$32.47	$27.68
Second Quarter	33.66	31.16
Third Quarter	32.68	27.53
Fourth Quarter (through March 2, 2018)	40.58	30.44

Due to the nature and timing of the internal reorganization transactions, spin-off of CSRA to the stockholders of its former parent company and subsequent mergers that were completed in November 2015, CSRA believes that its financial results for the fiscal year ended March 31, 2017 are not comparable to its financial results for the fiscal year ended April 1, 2016. See “Section 8—Certain Information Concerning the Company” and the “Explanatory Note” in CSRA’s Annual Report on Form 10-K for the Year Ended March 31, 2017 for further information.

On February 9, 2018, the last full trading day before we announced the Offer, the closing price of the Shares reported on the NYSE was $30.82 per Share. On March 2, 2018, the last full trading day before the date of this Offer to Purchase, the closing price of a Share on the NYSE was $40.53. The $40.75 Offer Price represents a premium of approximately 29% over the $31.62 volume weighted average price per Share for the 30-day trading period ended on February 9, 2018, the last trading day prior to the public announcement of the Merger Agreement, and a premium of approximately 32% to the closing price per share on February 9, 2018. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

According to the Company’s Annual Report on Form 10-K for the year ended March 31, 2017, the Company anticipates that it will continue to pay quarterly cash dividends on its common stock. Under the terms of the Merger Agreement, the Company is not permitted to declare or pay any other dividends in respect of Shares without our consent, although any dividends authorized and declared, but not actually paid, prior to the occurrence of the Merger would remain payable to the applicable stockholders. Please see “Section 14—Dividends and Distributions.”

The following table presents the Company’s four (4) most recently declared quarterly cash dividends. Stockholders who tender their Shares in the Offer will no longer be entitled to receive dividends following the acceptance of such Shares for payment, nor will any dividends be paid to the stockholders following the Merger (except for any dividends authorized with a record date prior to the Effective Time but not yet paid).

Amount per Share	Record Date	Date Paid
$0.10	January 4, 2018	January 25, 2018
$0.10	August 29, 2017	October 3, 2017
$0.10	June 15, 2017	July 12, 2017
$0.10	April 5, 2017	April 28, 2017

7.    Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for Shares. If the Offer is completed but the Merger does not take place, the number of stockholders, and the number of outstanding Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares into the Offer will receive cash in an amount equal to the Offer Price, less any applicable withholding of taxes. Therefore, if the Merger takes place, the stockholders not tendering Shares into the Offer will receive the same consideration for their Shares, but tendering stockholders will be paid earlier.

Stock Exchange Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE’s published guidelines, the Shares would not meet the criteria for continued listing on the NYSE if, among other things, (i) there were fewer than 400 stockholders, (ii) there were fewer than 1,200 stockholders and the average monthly trading volume was less than 100,000 Shares over the most recent 12 months, (iii) the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, or (iv) the aggregate market value of the publicly held Shares was less than $50 million. Publicly held shares exclude any shares held by officers, directors or their respective immediate families or by any person who is the beneficial owner of more than 10% of total shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Company no longer meets the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

If the Shares were delisted from the NYSE, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the price of the Offer Price. Trading in Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the SEC if the outstanding Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Company. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may no longer have the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or reporting on the NYSE. If the purchase of Shares pursuant to the Offer resulted in the Shares becoming eligible for deregistration under the Exchange Act, it would be our intention to cause the Company to terminate registration of the Shares under the Exchange Act promptly thereafter.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE will be terminated following the consummation of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.    Certain Information Concerning the Company.

General. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been furnished by the Company or taken from or based upon publicly available documents and records on file with the SEC and other public sources. Purchaser and Parent have relied on the accuracy of such information and have not made any independent attempt to verify the accuracy of such information. None of Parent or Purchaser, any of their respective affiliates, the Information Agent or the Depositary assumes any responsibility for the accuracy of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser, any of their respective affiliates, the Information Agent or the Depositary. The following description of the Company and its business has been taken from the Company’s Annual Report on Form 10-K for the year ended March 31, 2017, and is qualified in its entirety by reference thereto.

CSRA’s business has been focused on the public sector for more than 50 years, tracing back to the first government contract awarded in 1961 to its former parent, Computer Sciences Corporation (now known as DXC Technology) (“CSC”). CSRA, formerly known as Computer Sciences Government Services Inc., was incorporated in Nevada on June 16, 2015. On November 27, 2015, the Company became an independent, publicly traded company through consummation of a spin-off by CSC of its North American Public Sector business. On November 30, 2015, following two mergers involving SRA Companies, Inc. and two wholly owned subsidiaries of the Company, SRA International, Inc. became an indirect, wholly owned subsidiary of the Company. The Company also began trading on the NYSE under the ticker symbol “CSRA” on November 30, 2015.

CSRA is a leading pure-play provider of information technology services to the U.S. government. It seeks to deliver tailored, innovative and efficient offerings to its customers; scale to its strategic partners; and targeted skills development and career opportunities to its employees. As of December 29, 2017, it had over 19,000 employees executing more than 1,000 projects. CSRA’s business operates through two balanced segments that cover the breadth of U.S. federal agencies and selected state and local governments. The organization combines its technical expertise in applications and IT infrastructure solutions with its deep public sector mission knowledge and experience to differentiate its services. CSRA engages with its customers’ most senior personnel to lead change in their organizations.

The Company’s principal executive offices are located at 3170 Fairview Park Drive, Falls Church, Virginia, and the telephone number of its principal executive offices is (703) 641-2000.

Certain Unaudited Prospective Financial Information of the Company. In connection with our due diligence review of CSRA, CSRA made available to us certain financial information described under “Item 4—The Solicitation or Recommendation—Certain Unaudited Prospective Financial Information” of the Schedule 14D-9.

Additional Information. The Company is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company’s filings are available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

9.    Certain Information Concerning Purchaser and Parent.

Purchaser is a Nevada corporation incorporated on February 9, 2018, with principal executive offices at 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042-4513. The telephone number of our principal executive offices is (703) 876-3000. Purchaser is a newly formed Nevada corporation and a wholly owned subsidiary of Parent. To date, we have engaged in no activities other than those incident to our formation, entry into the Merger Agreement and commencement of the Offer.

Parent is a Delaware corporation incorporated in 1952, with principal executive offices at 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042-4513. The telephone number of Parent’s principal executive offices is (703) 876-3000. Parent employs approximately 98,800 people worldwide and is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. Since 1995, Parent has acquired and integrated more than 60 businesses.

The name, business address, current principal occupation or employment, five year employment history and citizenship of each director and executive officer of Parent and Purchaser and certain other information are set forth on Schedule I hereto.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (a) none of Purchaser, Parent and, to Purchaser’s and Parent’s knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Parent, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) none of Parent, Purchaser and, to Parent’s and Purchaser’s knowledge after reasonable inquiry, the persons or entities referred to in clause (a) above has effected any transaction in Shares or any other equity securities of the Company during the past 60 days; (c) during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, Purchaser, their subsidiaries or, to Parent’s and Purchaser’s knowledge after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (d) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, Purchaser, their subsidiaries or, to Parent’s and Purchaser’s knowledge after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (e) none of Parent, Purchaser and, to Parent’s knowledge after reasonable inquiry, the persons listed in Schedule I to this Offer to Purchase has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (f) none of Parent, Purchaser and, to Parent’s knowledge after reasonable inquiry, the persons listed in Schedule I to this Offer to Purchase has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

We do not believe our financial condition or the financial condition of Parent is relevant to your decision as to whether to tender your Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	Parent will have, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire any remaining outstanding Shares in the Merger;

•	completion of the Offer is not subject to any financing condition; and

•	if we complete the Offer, we will acquire any remaining Shares for the same cash per Share price in the Merger, and the Merger is not subject to any financing condition.

Additional Information. Pursuant to Rule 14d-3 under the Exchange Act, the Company, Purchaser, and Parent have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Washington D.C. 20549. The Schedule TO and the exhibits thereto are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

10.    Source and Amount of Funds.

Purchaser’s obligation to accept for payment Shares tendered into the Offer is not conditioned upon obtaining financing. We estimate that up to approximately $9.7 billion will be needed to purchase all the Shares that are issued and outstanding, and are validly tendered into the Offer, to cash out the Compensatory Share Rights, to fund amounts which may become due and payable under the Company’s outstanding indebtedness, to pay related fees and expenses and to consummate the Merger and pay the Merger Consideration. Parent is expected to provide Purchaser with sufficient funds to satisfy these obligations. We currently expect that Parent will obtain these funds through a combination of available cash, proceeds from the issuance of commercial paper, borrowings under a new credit facility, and/or proceeds from the issuance of debt securities. However, the specific form and terms, and precise timing, of Parent’s financing plans are not yet known. Accordingly, specific plans with respect to repayment of any amounts borrowed or debt securities issued have not yet been made, except as noted below.

The following summary of certain financing arrangements does not purport to be complete and is qualified in its entirety by reference to the documents described in the following paragraphs.

364-Day Incremental Credit Facility. On March 1, 2018, Parent entered into a commitment letter with JPMorgan Chase Bank, N.A. (“JPMorgan”), Wells Fargo Securities, LLC (“WFS”) and Wells Fargo Bank, National Association (“WFBNA”). JPMorgan and WFS have agreed to structure, arrange and syndicate a $7.5 billion, 364-day incremental credit facility (the “364-Day Incremental Credit Facility”), subject to customary closing conditions. The aggregate commitments in respect of the 364-Day Incremental Credit Facility shall be automatically reduced by, and after the closing date for the facility, the aggregate loans under the 364-Day Incremental Credit Facility shall be prepaid, within five business days of receipt of such amount (at par plus accrued and unpaid interest) with, the net cash proceeds received by Parent or any of its subsidiaries from any sale or issuance of debt securities (excluding any issuances under commercial paper programs); provided, however, that the aggregate commitments in respect of the 364-Day Incremental Credit Facility shall not be reduced below $2.0 billion. The Commitment Letter for the 364-Day Incremental Credit Facility provides commitments by JPMorgan and WFBNA of $2.55 billion in the aggregate, with an undertaking to use commercially reasonable efforts to syndicate the remaining $4.95 billion of commitments. The documentation governing 364-Day Incremental Credit Facility has not been finalized, and, accordingly, the actual terms may differ from the descriptions of such terms in the commitment letter for the 364-Day Incremental Credit Facility. A copy of the commitment letter for the 364-Day Incremental Credit Facility is filed as Exhibit (b)(1) to the Schedule TO and is hereby incorporated by reference. Stockholders are urged to read this document for a more complete description of the 364-Day Incremental Credit Facility.

Commercial Paper Program. Parent maintains an existing U.S. dollar commercial paper program, under which Parent is the issuer with Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as dealers, and Bank of America, National Association as paying Agent. Under this program, Parent may issue unsecured, short-term promissory notes of up to an aggregate of U.S. $2 billion, with maturities not exceeding nine months from the date of issuance and with interest rates based on Parent’s credit rating and short-term rates at the time of issuance. As of March 2, 2018, there was no principal amount of indebtedness outstanding under this commercial paper program.

On March 1, 2018, Parent entered into a second commitment letter for a credit facility with JPMorgan, WFS and WFBNA. Pursuant to this commitment letter, JPMorgan and WFS have agreed to structure, arrange and syndicate a $2.0 billion, five-year multicurrency revolving credit facility (the “5-Year Multicurrency Credit Facility”), subject to customary closing conditions. JPMorgan and WFBNA have committed to provide $600 million in the aggregate, with an undertaking to use commercially reasonable efforts to syndicate the remaining $1.4 billion of commitments. The 5-Year Multicurrency Credit Facility will replace Parent’s existing $1.0 billion, five-year credit facility that is due to expire in July 2018. When Parent enters into the 5-Year Multicurrency Credit Facility, Parent plans to amend the terms of its existing $1.0 billion credit facility that matures in 2020 to conform to certain terms of the 5-Year Multicurrency Credit Facility. Parent intends to use the 5-Year Multicurrency Credit Facility, together with its existing $1.0 billion credit facility that matures in 2020, to backstop any commercial paper issued under its commercial paper program. The documentation governing the 5-Year Multicurrency Credit Facility has not been finalized, and, accordingly, the actual terms may differ from the description of such terms in the commitment letter. A copy of the commitment letter for the 5-Year Multicurrency Credit Facility is filed as Exhibit (b)(2) to the Schedule TO and is hereby incorporated by reference. Stockholders are urged to read this document for a more complete description of the 5-Year Multicurrency Credit Facility.

Debt Securities. Parent has an effective shelf registration on file with the SEC that allows Parent to access the debt markets. The terms of any debt securities sold pursuant to the effective shelf registration statement would be determined at the time of the offer and sale of such debt securities.

As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event that the financing arrangements and financing plans discussed above are not available.

11.    Background of the Offer.

The following is a description of significant contacts between Parent and its representatives, on the one hand, and CSRA and its representatives, on the other hand, that resulted in the execution and delivery of the Merger Agreement and commencement of the Offer. The discussion below covers only the key events and does not attempt to describe every communication between Parent and its representatives, on the one hand, and CSRA and its representatives, on the other hand. For a summary of the activities of CSRA and its representatives leading up to the execution and delivery of the Merger Agreement, please refer to the Schedule 14D-9, which has been filed with the SEC and is being mailed to CSRA stockholders with this Offer to Purchase.

Parent has historically expanded its business through organic growth as well as strategic acquisitions. From time to time, Parent considers, and makes, investments, including acquisitions and joint ventures, as its Board of Directors deems appropriate and in the best interests of Parent and its stockholders.

On November 17, 2017, a representative of Evercore Group L.L.C. (“Evercore”), one of CSRA’s financial advisors, acting on behalf of CSRA, contacted a member of senior management of Parent to determine whether Parent would be interested in a potential business combination transaction involving CSRA. On November 20, 2017, a representative of Evercore, acting on behalf of CSRA, contacted Ms. Phebe N. Novakovic, Chairman and Chief Executive Officer of Parent, to follow up on the prior discussion and determine whether Parent might be interested in evaluating a potential acquisition of CSRA.

On November 21, 2017, the Chairman and Chief Executive Officer of Parent contacted Evercore in response to the November 20, 2017 inquiry and advised that Parent would make an internal assessment of the potential acquisition opportunity and respond as appropriate. Senior management of Parent then commenced a preliminary analysis of CSRA, based on publicly available information.

On November 27, 2017, members of senior management of Parent and a member of the Parent Board of Directors met to review preliminary information regarding a potential acquisition of CSRA. At its regularly scheduled meeting held on December 6, 2017, the Parent Board of Directors was informed of the opportunity for the potential acquisition.

On December 8, 2017, Parent orally engaged Stone Key Group, LLC (“Stone Key”), as its financial advisor, and authorized Stone Key to communicate with Mr. Lawrence B. Prior III, President and Chief Executive Officer of CSRA, for the purpose of initiating a discussion of the terms under which Parent might be willing to engage in a dialogue regarding the potential acquisition of CSRA. Later on December 8, 2017, a representative of Stone Key communicated this information to the President and Chief Executive Officer of CSRA. On December 14, 2017, Parent entered into an engagement letter with Stone Key regarding the potential transaction.

On December 9, 2017, the Chairman and Chief Executive Officer of Parent contacted the President and Chief Executive Officer of CSRA by telephone and indicated that Parent might be interested in considering CSRA as a potential acquisition target.

On December 11, 2017, Stone Key provided Evercore with a written request for information about CSRA’s business, and subsequently made other requests for additional information. On December 13, 2017, Parent and CSRA entered into a non-disclosure agreement to facilitate such exchange of information and further discussion regarding a potential transaction.

On December 18, 2017, members of management of Parent and members of management of CSRA, including the President and Chief Executive Officer of CSRA, and representatives of Stone Key and Evercore, met to discuss the potential acquisition by Parent of CSRA and the potential combination of CSRA’s business with Parent’s information technology business. At this meeting, members of CSRA management presented an overview of CSRA’s business and their views as to the strategic potential associated with a combination of Parent’s information technology business and CSRA.

On December 21, 2017, management of Parent presented a briefing to the Chairman and Chief Executive Officer of Parent, other Parent senior management team members and a member of the Parent Board of Directors regarding a potential acquisition of CSRA. On December 26, 2017, management of Parent conferred regarding the potential acquisition of CSRA. As a result of these discussions, Parent determined that the potential acquisition should not proceed in view of the risks associated with CSRA’s ongoing litigation with the State of Maryland regarding the Medicaid Enterprise Restructuring Project contract (the “Maryland Litigation”).

On January 3, 2018, the Chairman and Chief Executive Officer of Parent contacted the President and Chief Executive Officer of CSRA by telephone and indicated that Parent would be interested in pursuing an acquisition of CSRA at a price of between $39.50 and $40.00 per Share, but for the fact that the Maryland Litigation was ongoing, which prevented Parent from proceeding with a potential transaction involving CSRA at that time.

On or about January 8, 2018, the President and Chief Executive Officer of CSRA contacted the Chairman and Chief Executive Officer of Parent by telephone and indicated that CSRA was working towards a resolution of the Maryland Litigation.

On January 12, 2018, following further consideration of the matter by management of Parent, the Chairman and Chief Executive Officer of Parent contacted the President and Chief Executive Officer of CSRA by telephone and indicated that Parent would be interested in pursuing an acquisition of CSRA, and the Chairman and Chief Executive Officer of Parent subsequently sent a letter to the President and Chief Executive Officer of CSRA confirming Parent’s interest in the potential acquisition of CSRA for $40.00 per Share, subject to: (1) settlement of the Maryland Litigation with a corresponding adjustment in the purchase price to account for the financial impact; (2) confirmatory due diligence; (3) negotiation of mutually agreeable terms and conditions; and (4) approval by the Parent Board of Directors. In this letter, it was noted that Parent was proposing an all cash transaction and was prepared to come to terms expeditiously. On January 13, 2018, Parent received, through Stone Key from Evercore, a draft of a proposed Merger Agreement.

During the weeks of January 15, 2018 and January 22, 2018, Parent worked with its lead transaction counsel, Jenner & Block LLP (“Jenner & Block”), and local counsel in Nevada, Brownstein Hyatt Farber Schreck LLP, to identify key issues presented by the draft Merger Agreement and prepare a mark-up of the draft Merger Agreement.

On January 22, 2018, members of management of Parent and representatives of Stone Key attended presentations by CSRA’s senior management and met with senior management of CSRA to discuss CSRA’s major programs and potential areas of synergy between the businesses of Parent and CSRA.

During the weeks of January 22, 2018 and January 29, 2018, Parent continued its due diligence of CSRA, including through a series of meetings and teleconferences with members of management of CSRA. On or about January 23, 2018, management of Parent was informed by management of CSRA that CSRA management believed that it was close to resolving the Maryland Litigation.

On January 26, 2018, on behalf of Parent, Jenner & Block provided CSRA’s lead transaction counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), a revised draft of the proposed Merger Agreement, and on January 29, 2018, Paul Weiss returned to Jenner & Block a further revised draft of the proposed Merger Agreement.

Also on January 26, 2018, Evercore and Macquarie Capital (USA) Inc., one of CSRA’s financial advisors, contacted Stone Key and requested that Parent submit a further revised Merger Agreement and best and final offer by February 2, 2018 for consideration by the Company Board.

From January 29, 2018 through February 8, 2018, representatives of Jenner & Block and representatives of Paul Weiss engaged in a series of discussions and exchanged drafts of the proposed Merger Agreement while Parent’s due diligence investigation of CSRA continued.

On February 2, 2018, the Chairman and Chief Executive Officer of Parent communicated with the President and Chief Executive Officer of CSRA and offered a price of $40.50 per Share, payable in cash. This offer was subsequently confirmed in a letter of the same date from the Chairman and Chief Executive Officer of Parent to the President and Chief Executive Officer of CRSA.

On February 3, 2018, the President and Chief Executive Officer of CSRA communicated with Stone Key to indicate that Parent would need to increase the value of its offer in order to proceed with an acquisition of CSRA. Later on February 3, 2018, the Chairman and Chief Executive Officer of Parent informed the President and Chief Executive Officer of CSRA that Parent was willing to increase its offer price to $40.75 per Share, payable in cash.

During February 8, 2018 and February 9, 2018, representatives of Jenner & Block and representatives of Paul Weiss, on behalf of their respective clients, worked to finalize the proposed Merger Agreement and related transaction documents.

On February 8, 2018, the Parent Board of Directors, at a regularly scheduled meeting, considered the potential acquisition of CSRA and approved the proposed Merger Agreement and proposed acquisition of CSRA at a price of $40.75 per Share, payable in cash, subject to resolution of the Maryland Litigation. In this regard, the Parent Board of Directors determined at this meeting that the Merger Agreement and proposed transactions are fair to and in the best interests of Parent and its stockholders and approved and declared advisable the Merger Agreement. After the meeting, the Chairman and Chief Executive Officer of Parent called the President and Chief Executive Officer of CSRA to inform him that the Parent Board of Directors had approved the proposed transaction with CSRA, subject to resolution of the Maryland Litigation.

On February 9, 2018, CSRA reported to Parent that, at its special meeting held on that date, the Company Board met to consider the proposed transaction and approved the Merger Agreement and the transactions contemplated thereby. That same day, CSRA and the State of Maryland entered into a settlement agreement relating to the Maryland Litigation, a copy of which was provided to Parent.

Thereafter, on February 9, 2018, after the close of trading on the NYSE, Parent, Purchaser and CSRA executed and entered into the Merger Agreement.

On the morning of February 12, 2018, prior to the opening of trading on the NYSE, Parent and CSRA issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of the Offer. The joint press release is included as Exhibit (a)(1)(H) to the Schedule TO and is incorporated herein by reference.

12.    Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal and Dissenter’s Rights.

Purpose of the Offer; Plans for the Company. The purpose of the Offer and the Merger is to acquire control of, and ultimately following the Merger, the entire equity interest in, CSRA, while allowing CSRA’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares into the Offer. If the Offer is completed, General Dynamics, Purchaser and CSRA expect to consummate the Merger as soon as practicable in accordance with the NRS. At the Effective Time, CSRA will become a wholly owned subsidiary of General Dynamics.

Upon the purchase of Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Company Board in proportion to Purchaser’s and Parent’s aggregate beneficial ownership of Shares (including any holdings of their direct and indirect wholly owned subsidiaries) following such purchase; provided that until the Effective Time, the Company Board will have at least three Independent Directors. Parent currently intends, promptly after completion of the Offer, to exercise this right and to designate one or more persons who are likely to be employees of Parent, Purchaser or their respective affiliates to serve as directors of the Company. For certain information regarding each of these persons, see the information contained in the Schedule 14D-9. The foregoing information and certain other information contained in this Offer to Purchase and the Schedule 14D-9 being mailed to stockholders herewith are being provided in accordance with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. We expect that such representation on the Company Board would permit us to exert substantial influence over the Company’s conduct of its business and operations. Notwithstanding the foregoing, after Parent’s designation of representatives to serve on the Company Board and until the Effective Time, the affirmative vote of a majority of the Independent Directors (or, if none remain due to death, disability or resignation, a majority of all of the directors on the Company Board) will be required to approve: (i) any amendment or any termination of the Merger Agreement by the Company; (ii) the exercise or waiver of any of the Company’s rights, benefits or remedies under the Merger Agreement; (iii) any amendment of the Company’s organizational documents; (iv) any extension of time for performance of any of the obligations of Parent or Purchaser pursuant to the Merger Agreement; (v) authorizing any agreement between the Company and any of its affiliates, on the one hand, and Parent, Purchaser or any of their affiliates, on the other hand; or (vi) granting consent or taking any other action of the Company with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement (but in the case of such actions specified in clauses (iii) and (v), only if such action would reasonably be expected to adversely affect in any material respect the Company or the holders of Shares (other than Parent or Purchaser)). If we complete the Offer, we expect to merge with and into the Company. As soon as practicable after completion of the Offer, we are obligated to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of the Company. See “Section 13—The Transaction Documents—The Merger Agreement.”

Except as otherwise provided herein, it is expected that, initially following the Merger, the business of the Company will, except as set forth in this Offer to Purchase, experience minimal operational changes, including with regard to the performance of customer contracts and projects and the associated employees. Parent will continue to evaluate the business and operations of the Company during and after the competition of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing, potentially including the integration of certain operational functions of Parent and the Company in order to leverage their respective strengths. Parent intends to seek additional information about the Company and from time to time, to conduct a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the Company’s potential in conjunction with Parent’s business.

Under the terms of the Merger Agreement, the Company agreed that it will not declare or pay dividends, other than regular quarterly dividends consistent with past practice. The Company will, following the Effective Time of the Merger, pay any previously authorized and declared dividends that have not yet been paid as of such time.

Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated by the Merger Agreement, Purchaser has no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, (iv) any material change in the Company’s capitalization or dividend policy, (v) any other material change in the Company’s corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

Stockholder Approval. The Company Board has adopted the Merger Agreement and approved the Offer, the Top-Up Option, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the NRS. Subject to the terms of the Merger Agreement, if Purchaser owns at least 90% of the outstanding Shares after completion of the Offer, including any subsequent offering period, and any exercise of the Top-Up Option, Purchaser will merge with and into the Company through a “short form” merger in accordance with NRS 92A.180 without prior notice to, or any action by, any other stockholder of the Company. If Purchaser acquires, pursuant to the Offer or otherwise, less than 90% of the outstanding Shares, the record date will be fixed by the Company Board to determine the Company’s stockholders entitled to receive notice of, and to vote at, a special meeting of stockholders to vote on the approval of the Merger Agreement. If Purchaser does not acquire at least 90% of the outstanding Shares, the receipt of the Company Stockholder Approval will be required under the NRS to effect the Merger.

Appraisal and Dissenter’s Rights. The Company’s stockholders will not have appraisal or dissenters’ rights as a result of the Offer, and it is expected that the Company’s stockholders will not have appraisal or dissenters’ rights in connection with the Merger. The Company is a Nevada corporation, and therefore the existence or lack of appraisal or dissenters’ rights is governed by the NRS. Pursuant to Chapter 92A of the NRS, a stockholder of a Nevada corporation is generally entitled to dissenters’ rights and to demand payment of the fair value (as defined in NRS 92A.320) for shares upon the consummation of a merger to which the Nevada corporation is a party if (i) stockholder approval is required for the merger pursuant to applicable provisions of the NRS or (ii) the Nevada corporation is a subsidiary that has merged with its parent entity pursuant to the short-form merger provisions of NRS 92A.180. Notwithstanding this general rule, however, there are no appraisal or dissenters’

rights with respect to a merger in favor of any holder of any class or series of shares that, on the day before the effective date of such merger (if no meeting of the stockholders is held to act upon the merger), or on the record date fixed by the corporation’s board of directors to determine the stockholders entitled to receive notice of and to vote at the stockholder meeting at which such plan of merger is to be acted upon (if a meeting of the stockholders is held to act upon the merger), are listed on a national securities exchange (including the NYSE), unless such holder is required by such merger to accept any merger consideration other than cash or securities meeting certain qualifications under NRS 92A.390(3). In the Merger, each issued and outstanding Share that is not purchased by Purchaser pursuant to the Offer will be converted into the right to receive an amount in cash equal to the Offer Price, and no other form of consideration. It also is anticipated that the Shares will continue to be listed on the NYSE on the day before the effective date of the Merger (if no meeting of the stockholders is held to act upon the Merger), or on the record date of the stockholders’ meeting (if any such stockholders’ meeting is held to act upon the approval of the Merger Agreement). Accordingly, it is expected that holders of Shares will not have appraisal or dissenters’ rights as a result of the Merger.

If, however, it is determined that such a right to dissent is not eliminated by applicable laws, including NRS 92A.390, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded payment (such Shares, collectively, the “Dissenting Shares”) will not be converted into a right to receive the Merger Consideration, and the holders of the Dissenting Shares will be entitled to only such rights as are granted by NRS 92A.300 through 92A.500, inclusive.

13.    The Transaction Documents.

The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement itself, which Purchaser has included as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC in connection with the Offer, which you may examine and copy as set forth in “Section 9—Certain Information Concerning Purchaser and Parent” above. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

The Merger Agreement has been provided solely to inform investors of its terms. Factual disclosures about Parent, Purchaser or the Company or any of their respective affiliates contained in this Offer to Purchase, in their respective public reports filed with the SEC and otherwise, as applicable, may supplement, update or modify the factual disclosures about Parent, Purchaser and the Company or any of their respective affiliates contained in the Merger Agreement. The representations, warranties, covenants and conditions made and agreed to in the Merger Agreement by Parent, Purchaser and the Company were qualified and subject to important limitations agreed to by Parent, Purchaser and the Company in connection with negotiating the terms of the Merger Agreement. In particular, the representations and warranties and certain closing conditions contained in the Merger Agreement and incorporated by reference into this Offer to Purchase were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to complete the Offer or consummate the Merger if the representations and warranties or conditions of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters of fact. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or in other publicly available documents. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Company’s stockholders and other investors, including the holders of Compensatory Share Rights, are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates on any date.

The Offer. The Merger Agreement provides for the commencement of the Offer by Purchaser as promptly as practicable, but in no event later than March 5, 2018. Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition, 90% Condition, HSR Condition and the other conditions set forth in “Section 15—Conditions to the Offer.” The Merger Agreement provides that each Company stockholder who tenders Shares into the Offer will receive $40.75 for each Share tendered, in cash, without interest and less any applicable withholding of taxes. Purchaser expressly reserves the right, in its sole discretion, to modify the terms and conditions to the Offer. However, without the prior written consent of the Company, no modification or change may be made to the Offer that:

•	reduces the number of Shares sought pursuant to the Offer;

•	decreases the Offer Price (other than as a result of changing the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction);

•	changes or waives the Minimum Condition or the condition to the Offer that the Merger Agreement has not been terminated;

•	adds to the conditions to the Offer set forth in “Section 15—Conditions to the Offer” or amends, modifies or supplements any such condition or any other term of the Offer in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer;

•	terminates the Offer (other than in accordance with the Merger Agreement);

•	extends the expiration time of the Offer, except as described in the next section of this Offer to Purchase (“Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer”);

•	changes the form of the consideration payable in the Offer; or

•	provides for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, or any extension thereof.

Extensions of the Offer. The Offer will expire at 11:59 PM, New York City time, on April 2, 2018 unless extended as described herein. The Merger Agreement obligates Purchaser to extend the Offer from time to time if, on any then-scheduled Expiration Time, any condition to the Offer has not been satisfied or waived. The length of any individual extension will be determined by Purchaser, but may not exceed five (5) business days unless Purchaser and the Company otherwise agree. Purchaser also has the obligation to extend and re-extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the SEC’s staff or the NYSE, or to resolve comments from the SEC or NYSE staff, in each case, as may be applicable to the Offer. However, nothing contained in the Merger Agreement will require Purchaser to extend the Offer beyond the earliest to occur of (x) October 15, 2018, (y) the date on which the Merger Agreement is validly terminated and (z) the date that is three (3) business days after the Proxy Clearance Date.

Offer Termination. If at any then-scheduled Expiration Time (i) any condition to the Offer set forth in “Section 15—Conditions to the Offer” has not been satisfied or waived and (ii) three (3) business days have elapsed since the Proxy Clearance Date, then Purchaser may irrevocably and unconditionally terminate the Offer or the Company may cause Purchaser to irrevocably and unconditionally terminate the Offer at the then-

scheduled Expiration Time. If the Offer is terminated as described in the foregoing sentence, the Company has agreed that it will hold a Company stockholder meeting to approve the Merger Agreement in accordance with the terms of the Merger Agreement.

Subsequent Offering Period. After acceptance of Shares tendered into the Offer, Purchaser may, with the consent of the Company, provide for a subsequent offering period of at least three (3), but, including any extensions thereof (to which the Company must separately consent), no more than twenty (20), business days, pursuant to and in accordance with Rule 14d-11 under the Exchange Act.

Acceptance of Shares. Subject to the terms and conditions to the Offer and the Merger Agreement, as soon as practicable after the applicable Expiration Time, Purchaser will accept for payment and promptly (and in any event within three (3) business days after such acceptance) pay for, and Parent will cause Purchaser to accept for payment and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer. In the case of any Shares tendered during any subsequent offering period, Purchaser will immediately accept for payment and promptly (and in any event within three (3) business days after such acceptance) pay for, and Parent will cause Purchaser to accept for payment and pay for, all such Shares validly tendered during such period.

Offer Funds. Purchaser will have available to it, and Parent will be able to make available to Purchaser, all funds necessary to permit Purchaser to satisfy all of its obligations under the Merger Agreement, including acquiring all of the Shares tendered in the Offer within three (3) business days after the Expiration Time, acquiring all of the Shares tendered during any subsequent offering period within three (3) business days after acceptance thereof for payment and acquiring any remaining outstanding Shares pursuant to the Merger at the Effective Time.

Directors. Upon Purchaser’s purchase of Shares pursuant to the Offer, and from time to time thereafter, Purchaser will, subject to the qualifications for directors set forth in the Company’s articles of incorporation and the terms of the Merger Agreement, be entitled to designate the number of directors, rounded up to the next whole number, for election or appointment to the Company Board as would give Purchaser representation on the Company Board that is in the same proportion as the number of Shares then beneficially owned by Purchaser and Parent to the total number of Shares outstanding. The Company has agreed that, at the request of Purchaser, the Company will take all actions (other than seeking the resignation of the Company’s Chief Executive Officer from the Company Board) necessary to cause the designees of Purchaser to be elected or appointed, including by increasing the size of the Company Board (adopting amendments to the Company’s bylaws if needed) and by promptly filling vacancies. In addition, the Company has agreed that it will take all necessary action to cause individuals designated by Purchaser to constitute the number of members, rounded up to the next whole number, of each committee of the Company Board and the board of directors (or similar governing body) of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board, in each case only to the extent permitted by the listing requirements of NYSE and any applicable laws.

The Company has agreed that it will ensure that, after Purchaser’s designees are elected or appointed to the Company Board as described above, the Company Board will have, at all times prior to the Effective Time, at least three (3) directors who were directors on the date of the Merger Agreement who are “independent directors” as defined by NYSE Rule 303A.02 and eligible to serve on the Company’s audit committee under the Exchange Act and the NYSE rules. At least one of these Independent Directors must be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. If the number of Independent Directors is reduced to less than three due to death, disability or resignation, then the remaining Independent Director(s) will be entitled to designate a person otherwise satisfying the qualifications for such position to fill each such vacancy.

Following the election or appointment of Purchaser’s designees to the Company Board and until the Effective Time, the affirmative vote of a majority of the Independent Directors on the Company Board (or, if none remain due to death, disability or resignation, a majority of all of the directors on the Company Board) will be required to approve:

•	any amendment or any termination of the Merger Agreement by the Company;

•	the exercise or waiver of any of the Company’s rights, benefits or remedies under the Merger Agreement;

•	any amendment of the Company’s organizational documents, if such amendment would reasonably be expected to adversely affect in any material respect the Company or the holders of Shares (other than Parent or Purchaser);

•	any extension of time for performance of any of the obligations of Parent or Purchaser pursuant to the Merger Agreement;

•	authorizing any agreement between the Company and any of its affiliates, on the one hand, and Parent, Purchaser or any of their affiliates, on the other hand, if such agreement would reasonably be expected to adversely affect in any material respect the Company or the holders of Shares (other than Parent or Purchaser); or

•	granting consent or taking any other action of the Company with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement.

Top-Up Option. The Company has granted to Purchaser the Top-Up Option, which is an irrevocable option to purchase that number of Shares (the “Top-Up Shares”) equal to the lesser of (x) the number of additional Shares to cause us (together with Parent and our respective subsidiaries) to own one share more than 90% of the Shares then outstanding (determined on a fully diluted basis and assuming the issuance of the additional Shares) and (y) the aggregate number of Shares that the Company is authorized to issue but that are not issued and outstanding. The Top-Up Option will be exercisable once, in whole and not in part, upon or following the applicable Expiration Time. We have agreed that the Company will not be obligated to deliver the Top-Up Shares if the Minimum Condition has not been satisfied or if, following the delivery of the Top-Up Shares issued pursuant to the Top-Up Option, Parent and its subsidiaries (including Purchaser) would not own an aggregate number of Shares equal to one share more than 90% of the fully diluted Shares.

The purchase price for each Top-Up Share will be the Offer Price. The aggregate price required to be paid to the Company for the Top-Up Shares may be paid by Purchaser either (a) entirely in cash, (b) by delivering to the Company a promissory note having a principal amount equal to the purchase price for the Top-Up Shares or (c) any combination thereof. Any such promissory note (i) will be full recourse to Parent, (ii) will bear simple interest at the rate of six percent (6%) per annum, (iii) will mature on the first anniversary of its delivery, (iv) may be prepaid without premium or penalty, (v) will become immediately due and payable (including all principal and accrued interest thereon) upon any default thereunder and (vi) will have no other material terms.

The Merger. At the Effective Time, Purchaser will be merged with and into the Company and the separate existence of Purchaser will cease. The Company will continue as a wholly owned subsidiary of Parent.

If Parent or its affiliates (including Purchaser) taken as a whole own at least 90% of the outstanding Shares after completion of the Offer, any subsequent offering period and any exercise of the Top-Up Option, Parent will take all actions necessary and appropriate to cause the Merger to become effective without a meeting of the holders of Shares, in accordance with the NRS, as soon as practicable. If at any then-scheduled Expiration Time (i) any condition to the Offer has not been satisfied or waived and (ii) three (3) business days have elapsed since the Proxy Clearance Date, the Offer may be terminated. If the Offer is so terminated, the Merger Agreement provides that the Company will have the right, and that Parent and Purchaser will have the right to request that the Company proceed with organizing a Company stockholder meeting to approve the Merger Agreement. In that case, the Company would separately mail a proxy statement related to such stockholder meeting to holders of record of Shares as of the record date for the stockholder meeting. If the Company Stockholder Approval is obtained, the consummation of the Merger would be subject to conditions similar to the Offer conditions, except that the Minimum Condition and 90% Condition would not apply. In such case, or if a meeting of the stockholders of the Company is otherwise required to approve the Merger in accordance with applicable law, the Company has agreed that it will take the actions specified under the heading “— Company Stockholder Approval” below, to facilitate approval of the Merger by its stockholders.

Articles of Incorporation, Bylaws, Directors and Officers. The articles of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time will be amended and restated as of the Effective Time, and such amended and restated articles and bylaws shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation, in each case, unless and until thereafter amended. The directors of Purchaser in office immediately prior to the Effective Time will become the only directors of the Surviving Corporation at the Effective Time, and thereafter such directors will serve in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company in office immediately prior to the Effective Time will become the only officers of the Surviving Corporation at the Effective Time, and thereafter such officers will serve in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Effect of the Merger. Each Share outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined in “Section 12—Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal and Dissenter’s Rights”), if any, (ii) Shares that are owned by the Company or any of its direct or indirect wholly owned subsidiaries, (iii) Shares that are owned by Parent, Purchaser or any of their respective direct or indirect wholly owned subsidiaries and (iv) Shares in respect of stock options and restricted stock units) will be converted into the right to receive an amount in cash equal to the Offer Price. All such Shares, when so converted, will automatically be cancelled and retired and will cease to exist.

Treatment of Options and Compensatory Share Rights. Options (including stock appreciation rights, for purposes of this Offer to Purchase) may not be tendered into the Offer. If you wish to tender Shares subject to issuance upon the exercise of your Options, you must first exercise your Options and then tender such Shares, when issued, into the Offer pursuant to the terms of the Offer. Each Option outstanding immediately prior to the Effective Time, whether or not then exercisable, will be cancelled as of such time. The holder of any such Option will be entitled only to the right to receive an amount in cash equal to the product of (x) the excess, if any, of the Offer Price over the per Share exercise price (meaning, in the case of a stock appreciation right, the per Share “strike” or base price) of such Option and (y) the number of Shares subject to such Option. The Company agreed that it will pay to holders of Options such cash payment, if any, as soon as practicable after the Effective Time and in any case within ten (10) business days thereafter, without interest and less all applicable taxes to be withheld in respect of such payment.

Restricted stock units (including all service-based RSUs and all performance-based PSUs), whether granted to employees pursuant to the Company Stock Plan or to non-employee directors pursuant to the Director Stock Plan, cannot be tendered into the Offer, regardless of the terms of the applicable award or grant agreement. Such Compensatory Share Rights will instead, on the terms described in the Merger Agreement, become vested (at the “target” level for PSUs) and then converted, as of immediately prior to the Effective Time, into the right to receive from the Company a lump-sum cash payment, except in the case of Company RSUs awarded during calendar year 2018, which will not become fully or partially vested solely in connection with the transactions, and which will be converted into restricted stock units subject to shares of Parent’s common stock and cash payment of any dividend equivalents accumulated or retained by the Company prior to the Merger instead of being canceled in exchange for the right to receive a cash payment based on the Offer Price. The extent of accelerated vesting of PSUs and RSUs, if any, as well as the amount of the cash payment therefor, will be determined as described in the following paragraphs.

Under the Merger Agreement and in accordance with the Company Stock Plan, as of immediately prior to the Effective Time, each outstanding Company RSU awarded prior to 2018 will become fully vested and cancelled in exchange for only the right to receive from the Company an amount equal to the Offer Price and the value of any dividend equivalents accumulated or retained by the Company in respect of such Company RSU. At the same time, each outstanding PSU will become vested—solely to the extent of its “target” level as of such time—and cancelled in exchange for only the right to receive from the Company an amount in cash equal to the Offer Price and the value of any dividend equivalents accumulated or retained by the Company in respect of such PSU.

Instead of being canceled and converted into the immediate right to receive cash, any Company RSUs granted during calendar year 2018 will, following the Effective Time, be converted into restricted stock units that are subject to shares of the common stock of Parent (par value $0.001 per share) and a right to cash payment of any dividend equivalents accumulated or retained by the Company prior to the Merger. Any Company RSUs awarded in 2018 will be converted into restricted stock units of Parent by multiplying the number of Shares subject to each Company RSU by the fraction determined by dividing (A) the Offer Price of $40.75 per Share by (B) the average of the volume-weighted average price per share of Parent’s common stock trading on the NYSE for each of the twenty (20) consecutive business days ending on (and including) the date of the Merger. The terms and conditions of such restricted stock units of Parent will, following the conversion of any Company RSUs awarded in 2018, be the same as the terms and conditions that applied to the corresponding awards of Company RSUs prior to the Effective Time. The Offer, the Merger and the other transactions contemplated by the Merger Agreement alone will not give rise to either full or partial accelerated vesting of any Company RSUs awarded in 2018. Any RSUs awarded in 2018 (as converted, if applicable) will, however, accelerate in full upon a termination of employment for death, disability, by the Company (or, following a change in control, the surviving corporation) without “cause” or due to an employee’s resignation for “good reason” (as such terms are defined in the Company’s Executive Officer Employment and Separation Policy, without regard to whether such employee is covered by such policy).

Parent has agreed to file or maintain a registration statement with the SEC in order to register a number of shares of its common stock equal to the number of such shares subject to the Parent restricted stock units into which Company RSUs awarded in 2018 will be converted. Parent has further agreed to use its commercially reasonable efforts to maintain the effectiveness of the registration statement for as long as the restricted stock units remain outstanding.

Under the Merger Agreement and in accordance with the Director Stock Plan, as of immediately prior to the Effective Time, each outstanding Director RSU will become fully vested and cancelled in exchange for only the right to receive from the Company an amount equal to the Offer Price and the value of any dividend equivalents accumulated or retained by the Company in respect of each outstanding Director RSU.

With respect to any amount payable that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a tax or penalty under Section 409A of the Code, such payment will instead be made at the earliest time permitted under the Merger Agreement and the terms of the corresponding award that will not result in the imposition of such tax or penalty.

The Company is required to deliver the cash payments described above with respect to the RSUs and PSUs as promptly as practicable after the Effective Time, and in any case within ten (10) business days thereafter, without interest and less any applicable withholding of taxes.

Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser, including representations relating to organization and qualification, capitalization, subsidiaries and joint ventures, authority, non-contravention and approval, SEC matters and financial statements, disclosure documents, absence of undisclosed liabilities, absence of certain changes or events, litigation, compliance with laws, permits, taxes, employee benefit plans and ERISA matters, labor relations, real and personal properties, environmental matters, contracts and commitments, intellectual property rights, anti-takeover laws, government contracts, FCPA matters and export controls, brokers’ and advisors’ fees, the opinions of the Company’s financial advisors, insurance and the absence of a rights agreement. Parent and Purchaser have made customary representations and warranties to the Company with respect to, among other matters, organization and qualification, authority, non-contravention and approval, litigation, sufficiency of funds, information supplied in certain documents, brokers’ and advisors’ fees and ownership and activities of Purchaser.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or by reference to a “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect that, individually or in the aggregate with any one or more of the foregoing, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially delay the ability of the Company consummate the transactions contemplated by the Merger Agreement, except that the foregoing, to the extent resulting or arising from the following, will not be considered in making such determination:

A.	changes in general economic, regulatory, political, business, financial, congressional appropriation or market conditions in the United States or elsewhere in the world;

B.	changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world;

C.	changes in conditions generally affecting the industry in which the Company and its subsidiaries operate, including but not limited to changes in governmental funding level or program changes;

D.	any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism);

E.	any hurricane, flood, tornado, earthquake or other natural disaster or act of God;

F.	any failure by the Company or any of its subsidiaries to meet any internal or external projections or forecasts, any change in the market price or trading volume of the Shares or any change in the Company’s credit rating (although the facts or causes underlying or contributing to such change will be considered in determining whether a Company Material Adverse Effect has occurred or may occur, if not otherwise expressly excluded from consideration);

G.	the public announcement, pendency or performance of the transactions contemplated by the Merger Agreement or the identity of, or any facts or circumstances relating to Parent, Purchaser or their respective affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for the purpose of any representation or warranty set forth in Section 4.4 or Section 4.5 of the Merger Agreement);

H.	changes in, including any actions taken to comply with any change in, applicable laws or the interpretation thereof;

I.	changes in, including any actions taken to comply with any change in, GAAP or any other applicable accounting standards or the interpretation thereof;

J.	any action required to be taken by the Company pursuant to the terms of the Merger Agreement or at the direction of Parent or Purchaser, or the failure of Parent to give its consent to any action pursuant to the interim covenants in Section 6.1 of the Merger Agreement or to cooperate with the Company in connection with the consummation of the Offer and the Merger pursuant to Section 6.3(a) of the Merger Agreement; or

K.	any litigation or other proceeding brought in connection with the Merger Agreement or any of the transactions contemplated thereby, including breach of fiduciary duty or inadequate disclosure claims;

provided, however, that any state of facts, circumstance, condition, event, change, development, occurrence, result or effect arising out of or resulting from any change or event referred to in items (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect, if (and only to the extent that) such change or event has had or would reasonably be expected to have a disproportionate adverse impact on the Company and its subsidiaries as compared to any other participants that operate in the industries in which the Company and its subsidiaries operate.

The representations and warranties will not survive consummation of the Merger, and cannot be the basis for claims under the Merger Agreement by any party after the Effective Time.

Covenants Related to the Company’s Conduct of Business. Except as required by law or Company benefit plans, as expressly required or permitted by the Merger Agreement (including Section 6.1 of the “Company Disclosure Letter” attached thereto), or with prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), the Merger Agreement obligates the Company not to, and obligates the Company to cause each of its subsidiaries not to, from the date of the Merger Agreement until the Effective Time (or the earlier termination of the Merger Agreement), (a) conduct its business other than in the ordinary course, consistent with past practice in all material respects, (b) fail to comply in all material respects with all applicable laws (c) fail to use reasonable best efforts to maintain and preserve intact its business organization and existing relations with customers, suppliers, lenders, employees, business associates and others having business relationships with it and retain the services of its present officers and key employees, or (d) take any action that adversely affects the ability of any party to obtain any regulatory approvals of the Offer, Top-Up Option and/or Merger, provided that no action or omission by the Company or any of its subsidiaries with respect to matters specifically addressed by items A through U below in this section of this Offer to Purchase entitled “—Covenants Related to the Company’s Conduct of Business” will constitute a breach of the preceding clauses (a) through (d).

The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company and its subsidiaries from the date of the Merger Agreement until the Effective Time or termination, as applicable. These covenants provide that, except as required by law or Company benefit plans, as expressly required or permitted by the Merger Agreement (including Section 6.1 of the “Company Disclosure Letter” attached thereto), or with prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause each of its subsidiaries not to, take any of the following actions:

A.	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional rights other than the issuance of Shares in respect of the vesting, settlement or exercise of Compensatory Share Rights outstanding as of the date of execution of the Merger Agreement;

B.	(i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, redeem or otherwise acquire, any membership, partnership or other equity interests or rights, except as required by the terms of the Company Stock Plan and the Director Stock Plan and any related award agreements or to satisfy any tax withholding obligations of the holder thereof or as required by the terms of its securities outstanding on the date of the Merger Agreement (or granted following such date in accordance with the Merger Agreement) by any Company benefit plan;

C.

(i) sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage or otherwise dispose of or subject to any lien all or any material portion of its assets, businesses or properties (excluding owned real property and the leased real property) other than (A) any sales, leases, or dispositions in the ordinary course of business consistent with past practice including the factoring of receivables in the ordinary course of business consistent with past practice or (B) any distributions expressly permitted under Item F below or (ii) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;

D.	enter into, exercise any extension or other option under, or modify in any material respect or terminate, any real property lease providing for (i) annual rent in excess of $2,000,000 or (ii) aggregate rent in excess of $15,000,000 during the term of such lease;

E.	sell or otherwise transfer, lease, license, mortgage or otherwise encumber or subject to any lien any owned real property, or mortgage or otherwise encumber or subject to any lien any leased real property, or acquire or otherwise purchase any real property;

F.	make or declare dividends or distributions to (i) the holders of Shares or any Company subsidiary, other than regular quarterly dividends in an amount consistent with past practice for the period ending upon the acceptance of tendered Shares for payment, or if the Offer is terminated, the Effective Time or (ii) any other equityholders of the Company or any Company subsidiary (other than any dividend or distribution from a wholly owned Company subsidiary to the Company or to any other wholly owned Company subsidiary);

G.	amend the Company’s or any Company subsidiary’s organizational documents;

H.	(i) (A) enter into, terminate or amend any material contract other than in the ordinary course of business consistent with past practice or (B) modify, amend, terminate or assign, or waive or assign any rights under, any material contract, in each case, in any material manner or in any manner that would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by the Merger Agreement or (ii) enter into or extend the scope of any contract that purports to restrict in any material respect the Company, or any existing or future subsidiary of the Company, from engaging in any line of business or in any geographic area;

I.	waive, release, assign, settle or compromise (i) for an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate any proceeding, other than settlements or compromises to the extent reflected or reserved against in the Company’s consolidated financial statements (or the notes thereto) for an amount not in excess of the amount so reflected or reserved or (ii) any proceeding if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief, (B) involves an admission of criminal wrongdoing by the Company or any subsidiary or (C) has in any material respect a restrictive impact on the business of the Company or any subsidiary;

J.	make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

K.	fail to use reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

L.	(i) make, change or rescind in any material respect any elections relating to taxes except in the ordinary course of business consistent with past practice, (ii) settle or compromise any proceeding, audit or controversy relating to material taxes, (iii) amend any tax return in any material respect, (iv) enter into any closing agreement with respect to any material tax, (v) surrender any right to claim a material refund or (vi) without good faith consultation with Parent, change in any material respect any of its methods of reporting income or deductions for federal income tax purposes;

M.

(i) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any material Company benefit plan, (ii) grant to any current or former director, officer, employee, contractor or consultant any material increase in compensation, bonus or fringe or other benefits, other than with respect to employees who are not directors or executive officers in the ordinary course of business consistent with past practice or in connection with the Company’s or any subsidiary’s annual merit-based compensation review process or discretionary bonus practices, (iii) grant to any current or former director, officer, employee, contractor or consultant any material increase in change in control, retention, severance or termination pay, (iv) enter into any employment, consulting, change in control, retention or severance agreement with any current or former director, officer, employee, contractor or consultant, (v) terminate the employment of any current officer if such termination would result in the right to receive payment of material change in control, severance or termination benefits, (vi) allow any current or former director, officer, employee, contractor or consultant to begin participating in any Company benefit plan that provides change in control, severance or termination benefits, regardless of whether the terms of such plan would otherwise allow such current or former director, officer, employee, contractor or consultant to begin participating in such plan; provided, however, that (x) the foregoing clauses (ii), (iii) and (iv) shall not restrict the Company or any subsidiary from granting to any newly hired or promoted director, officer, employee, contractor or consultant, in each case, with annualized base salary of less than $300,000, any increase in compensation, bonus, change in control, retention, severance or termination pay, or fringe or other benefits, or from entering into any employment, consulting, change in control, retention or severance agreement with any such newly hired or promoted person, in each case, in the ordinary course of business consistent with past practice and (y) nothing in the Merger Agreement shall restrict the Company from granting, in the normal course and consistent with past practices, its annual equity awards for 2018, which awards shall be exclusively in the form of Company RSUs or Director RSUs, provided that (A) the aggregate dollar value of such awards is no greater than the aggregate target long term incentive grant values of annual equity awards granted in 2017 and (B) with respect to each Company RSU awarded to employees in 2018, neither the Merger nor any other transaction contemplated by the Merger Agreement, either separately or in the aggregate, will be treated as a vesting event, provided that, vesting of any portion of an award of such Company RSUs then outstanding shall accelerate upon a participant’s termination of employment for death, disability, involuntary termination without cause or voluntary termination with good reason, but not for a voluntary termination without good reason or an involuntary termination for cause (as such terms may be defined pursuant to the Company Stock Plan, or in the case of good reason, pursuant to the Company’s Executive Officer Employment Separation Policy, without regard to whether such employee is covered by such policy);

N.	(i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practice in amounts not to exceed $100,000,000 in aggregate principal amount outstanding at any time in excess of any aggregate principal amount outstanding as of February 9, 2018 and borrowings from the Company by a direct or indirect wholly owned subsidiary of the Company in the ordinary course of business consistent with past practice, (ii) redeem, repurchase, cancel or otherwise acquire any indebtedness (directly, contingently or otherwise), (iii) other than with respect to the existing revolving credit facilities, create any material lien that is not a permitted lien on its property or the property of any Company subsidiary in connection with any pre-existing indebtedness, new indebtedness or lease or (iv) make or commit to make (A) any capital expenditure that involves the purchase of real property, (B) any capital expenditure incurred in connection with a customer contract that is in excess of $20,000,000 in the aggregate or (C) any capital expenditure not contemplated by the preceding clause (A) or (B) that is in excess of $3,000,000 individually, or $10,000,000 in the aggregate;

O.	enter into any transaction or contracts with any affiliate or other person that would be required to be disclosed by the Company under Item 404 of SEC Regulation S-K;

P.	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

Q.	directly or indirectly acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any person or entity or division, business or equity interest of any entity or person or, (ii) any assets, rights or properties from any other entity or person, in each case, other than (A) purchases of goods, equipment, products, licenses of intellectual property and other assets in the ordinary course of business or pursuant to existing contracts, or (B) acquisitions not exceeding $1,000,000 individually, or $5,000,000, in the aggregate;

R.	make any loans, advances or capital contributions to, or investments in, any person or entity (other than the Company or any wholly owned subsidiary) other than loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $10,000,000;

S.	take any action to increase the vote required for the Company Stockholder Approval;

T.	hire any new officer, employee, consultant or individual service provider (provided that the Company shall be permitted to hire employees, consultants or other individual service providers with an annualized base salary of less than $300,000 in the ordinary course of business consistent with past practice to fill positions that are open as of the date hereof or that become open following the date hereof to the extent reasonably necessary as determined by the Company in its sole discretion to maintain the Company’s core business); or

U.	agree, in writing or otherwise, to take any of the actions described as prohibited in this section of this Offer to Purchase entitled “ —Covenants Related to the Company’s Conduct of Business.”

Employee Matters. Parent has agreed that it will, or will cause the Surviving Corporation to, provide to each employee of the Company or any of its affiliates immediately prior to the Effective Time (each, a “Continuing Employee”), other than employees subject to a collective bargaining agreement, for a period of one (1) year following the Effective Time, for so long as the Continuing Employee is employed by the surviving corporation during such period: (i) base salary or wages that are no less favorable than the base salary or wages provided to each such Continuing Employee by the Company and its subsidiaries immediately prior to the Effective Time, (ii) annual cash bonus or other short-term or long-term cash or equity incentive compensation opportunities, as applicable, that are no less favorable in the aggregate than the annual cash bonus or other short-term or long-term cash or equity incentive compensation opportunities provided to each such Continuing Employee by the Company and its subsidiaries immediately prior to the Effective Time, (iii) severance benefits that are no less favorable than those that would have been provided to each such Continuing Employee by the Company and its subsidiaries immediately prior to the Effective Time and (iv) employee benefits (except to the extent otherwise covered by the preceding clauses (i), (ii) and (iii)) that are no less favorable in the aggregate than those provided to each such Continuing Employee by the Company and its subsidiaries immediately prior to the Effective Time. In addition, Parent has agreed that, to the extent that any participant in the Company’s 2018 annual cash bonus plans (including any participation) has not been paid his or her 2018 annual bonus at the Effective Time, the Company will pay any amounts due based on (i) actual Company performance and (ii) assuming a personal score for each participant of 1.0x. The payment of such 2018 annual cash bonus will be on the earlier of (a) the business day immediately preceding the Effective Date or (b) May 15, 2018.

Parent has agreed that it will permit each Continuing Employee to either continue to participate in Company benefit plans or be eligible to participate in replacement benefit plans sponsored or maintained Parent or its affiliates. If any such replacement plan is a group health plan, each participating Continuing Employee must be credited, for the year during which coverage begins, with any deductibles and copayments already incurred during such year under the Company benefit plan being replaced. Each Continuing Employee’s years of service and level of seniority with the Company and its subsidiaries (including service and seniority with any other employer that was recognized by the Company and its subsidiaries) must be recognized for purposes of terms of employment and eligibility, vesting and benefit determination (but not for benefit accruals under any defined benefit pension plan or eligibility for any retiree health or welfare benefit) under the replacement plans. Parent must cause each replacement plan to waive any pre-existing condition exclusion or restriction with respect to participation and coverage requirements applicable to a Continuing Employee to the extent such exclusion or restriction did not apply with respect to such employee under the corresponding Company benefit plan. Furthermore, Parent and the Surviving Corporation must honor all employment, severance, change in control, bonus and other agreements and plans assumed by them, and must honor and assume all vacation and other paid time off accrued by the Continuing Employees.

Nothing in the Merger Agreement, described under this “— Employee Matters” heading or elsewhere, will constitute an amendment to, or be construed as amending, any benefit or compensation plan, program, contract, arrangement or agreement sponsored, maintained or contributed to by the Company, Parent or any of their respective subsidiaries (including Purchaser). The provisions of the Merger Agreement described under this heading are for the sole benefit of the parties to the Merger Agreement and nothing herein or therein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of its subsidiaries), any legal or equitable or other rights or remedies under or by reason of any statement or provision in this Offer to Purchase or in the Merger Agreement.

Financing. The Company has agreed that, during the term of the Merger Agreement, it will, and will cause its subsidiaries to, use their reasonable best efforts to, and will use its reasonable best efforts to cause their respective representatives (including auditors) to use reasonable best efforts to, cooperate with Parent as necessary, upon the reasonable written request of Parent, in connection with the offering, arrangement, issuance or sale of any senior unsecured notes issued in the capital markets, term loans, bridge loans or any combination thereof, of Parent in connection with the transactions contemplated by the Merger Agreement (including the Offer and the Merger). Such efforts will include, among other things, providing certain information and materials to be used in connection with the debt financing, furnishing certain materials for filing with the SEC and cooperating with the customary due diligence efforts of the debt financing sources. The Company will not, in any event, be required to take certain actions in connection with the debt financing, including, among other things, actions that would unreasonably interfere with its ongoing business or operations or that would require the Company to incur any expense or obligation prior to the Effective Time or enter into any agreement effective prior to the Effective Time or if the Effective Time does not occur.

No Solicitation by the Company. The Company has agreed that, during the term of the Merger Agreement and subject to certain exceptions set forth in the Merger Agreement, it will not, will cause its subsidiaries, directors, officers and financial advisors engaged in connection with the Offer and the Merger not to, and will use its reasonable best efforts to cause other representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage, knowingly induce, knowingly facilitate or knowingly cooperate in the making of any Company Acquisition Proposal (as defined below) or any offer, indication of interest or proposal that would reasonably be expected to lead to a Company Acquisition Proposal;

•	other than informing third parties of the existence of these restrictions, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information concerning the Company or any of its subsidiaries, or afford access to the business, properties, assets, books or records of the Company or its subsidiaries, to, any third party in connection with a Company Acquisition Proposal; or

•	enter into any acquisition agreement, letter of intent, agreement in principle or similar agreement with respect to a Company Acquisition Proposal.

In addition, the Company has agreed that it will, and will cause its subsidiaries, directors, officers and financial advisors engaged in connection with the Offer and Merger to, and will use its reasonable best efforts to cause its other representatives to, cease and terminate any then existing activities, discussions or negotiations with any third party or its representatives with respect to any Company Acquisition Proposal. Furthermore, the Company must use its reasonable best efforts to cause any such third party and its representatives in possession of non-public information in respect of the Company and its subsidiaries to return or destroy all such information.

“Company Acquisition Proposal” means any offer, indication of interest or proposal, whether in writing or otherwise, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of Parent), whether in writing or otherwise, relating to any transaction (including any single- or multi-step transaction) or series of related transactions with a person or “group” (as defined in the Exchange Act), other than Parent and the Company’s subsidiaries, relating to (x) the issuance to such person or “group” or acquisition by such person or “group” that results in such person or “group” becoming the direct or indirect beneficial owner of at least twenty percent (20%) of the outstanding Shares or voting power with respect to electing directors to the Company Board or (y) the acquisition by such person or “group” that results in such person or “group” becoming the direct or indirect beneficial owner of at least twenty percent (20%) of the consolidated assets of the Company (including indirectly through ownership of equity in Company subsidiaries) and the Company subsidiaries, taken as a whole, pursuant to a merger (including a reverse merger in which the Company is the surviving corporation), reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, joint venture, partnership, spin-off, extraordinary dividend or other similar transaction.

Notwithstanding any other provision of the Merger Agreement, at any time prior to the earlier to occur of the acceptance of Shares tendered in the Offer and the receipt of the Company Stockholder Approval, following the receipt by the Company of a bona fide written Company Acquisition Proposal, which proposal was made after the date of the Merger Agreement and did not otherwise result from a breach in any material respect of the provisions of the Merger Agreement described under this “— No Solicitation by the Company” heading, and the Company Board determines in good faith after consultation with its financial advisors and outside counsel that such proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal (as defined below), the Company may (directly or through the its representatives) furnish any information (including non-public information) or access thereto (or to its books, records, business, properties and assets) to the third party making such proposal (subject to certain conditions, including the execution of a confidentiality agreement and the making available of such information or other materials to Purchaser) or participate or engage in negotiations or discussions with the person or group making such proposal; provided that, prior to participating or engaging in any such negotiations or discussions, the Company must provide Parent written notice of its intent to participate or engage in such negotiations or discussions.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (provided, that for this purpose the references to “twenty percent (20%)” in the definition thereof shall be deemed to be references to “fifty percent (50%)”) made by a third party, that did not result from a breach in any material respect of the provisions of the Merger Agreement described under this heading “— No Solicitation By the Company” and that the Company Board determines in its good faith judgment (after consultation with its financial advisors and outside counsel), taking into account all of the terms and conditions and the likelihood of completion of such Company Acquisition Proposal and the Merger (including any offer by Parent to amend the terms of the Merger Agreement, termination or break-up fee, expense reimbursement provisions and conditions to consummation) and taking into account all financial, legal, regulatory and other aspects of such Company Acquisition Proposal that the Company Board considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Offer and the Merger.

Except as otherwise permitted by the provisions of the Merger Agreement relating to Company Changes in Recommendation with respect to Company Intervening Events (each as defined below) and Company Superior Proposals, neither the Company Board nor any committee thereof may (i) (A) withdraw (or modify, amend or qualify in a manner adverse to Parent or Purchaser), or propose publicly to withdraw (or modify, amend or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Change in Recommendation”) or (ii) approve or recommend, or propose publicly to approve or recommend, or enter into, any acquisition agreement, letter of intent, memorandum of understanding, term sheet, agreement in principle or similar agreement (other than certain permitted confidentiality agreements) with respect to a Company Acquisition Proposal (a “Company Alternative Acquisition Agreement”).

“Company Intervening Event” means a material event, change, effect, development or occurrence that was not known to the Company Board as of the date of the Merger Agreement (or if known, the consequences of which were not then known), which event, change, effect, development or occurrence, or any consequence thereof, becomes known by the Company Board prior to the time the Company Stockholder Approval is obtained; provided, however, that in no event shall (i) the receipt, existence or terms of a Company Acquisition Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event or (ii) any (a) changes in the market price or trading volume of the Shares or (b) the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself constitute a Company Intervening Event (it being understood that, with respect to each of clause (a) and clause (b), the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Company Intervening Event to the extent otherwise satisfying this definition).

Notwithstanding anything to the contrary in the provisions of the Merger Agreement described under this “— No Solicitation by the Company” heading, at any time prior to the earlier of (x) if the subsequent adoption of the Merger Agreement by the Company’s stockholders is not required under the Merger Agreement and applicable law, the acceptance of Shares tendered in the Offer and (y) receipt of the Company Stockholder Approval, the Company Board may make a Company Change in Recommendation in response to a Company Intervening Event and the Company may subsequently terminate the Merger Agreement if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations under applicable law, (ii) (A) the Company has provided Parent with four (4) business days’ written notice prior to making any such Company Change in Recommendation, which notice shall describe the Company Intervening Event in reasonable detail and which notice shall not itself constitute a Company Change in Recommendation and (B) if requested by Parent in good faith, during such four (4) business day period after providing such notice, negotiate in good faith with respect to any revisions to the terms of the Merger Agreement proposed by Parent so that a Company Change in Recommendation would no longer be necessary, and (iii) after giving effect to the revisions contemplated by the foregoing clause (ii), if any, after consultation with financial advisors and outside counsel, the Company Board shall have determined in good faith that failure to make the Company Change in Recommendation in response to such Company Intervening Event would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law. The provisions described in this paragraph also apply to any material change in the event, occurrence or fact relating to such Company Intervening Event, which requires a new notice from the Company, except that the references to periods of four (4) business days in the procedures described in this paragraph shall be shortened to three (3) business days in connection with such material change.

The Company has agreed that the Company Board may not effect a Company Change in Recommendation and the Company may not terminate the Merger Agreement as described in the immediately preceding paragraph unless:

•	the Company has provided to Parent four (4) business days’ prior written notice (or, in the case of material revisions to a Company Acquisition Proposal or Company Superior Proposal, three (3) business days’ prior written notice), which notice shall not constitute a Company Change in Recommendation, advising Parent that the Company intends to take such action (and the material terms and conditions of any such Company Superior Proposal, including the identity of the Person who made such Company Superior Proposal);

•	during such period, if requested in writing by Parent in good faith, the Company and its representatives have engaged in good faith negotiations with Parent regarding changes to the terms of the Merger Agreement intended by Parent to cause such Company Acquisition Proposal to no longer constitute a Company Superior Proposal; and

•	the Company Board has considered any adjustments to the Merger Agreement proposed in writing by Parent by 11:59 p.m., New York City time, on the last day of such period and has determined in good faith (after consultation with its financial advisors and outside counsel) that the Company Acquisition Proposal would continue to constitute a Company Superior Proposal if such proposed changed terms were to be given effect, and that the failure to make the Company Change in Recommendation or terminate the Merger Agreement would reasonably be expected to be inconsistent with the fiduciary obligations of the Company Board under applicable law.

Notwithstanding anything to the contrary contained in the Merger Agreement, at any time prior to the earlier of (x) if the subsequent adoption of the Merger Agreement by the Company’s stockholders is not required under the Merger Agreement and applicable law, the acceptance of tendered Shares and (y) receipt of the Company Stockholder Approval, in each case if, (i) in response to a bona fide written Company Acquisition Proposal made after the date of the Merger Agreement and not withdrawn that did not result from a breach in any material respect of the Merger Agreement provisions described under this “ — No Solicitation by the Company” heading, the Company Board determines in good faith (after consultation with its financial advisors and outside counsel) that such Company Acquisition Proposal constitutes a Company Superior Proposal and (ii) the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law, (A) subject to compliance with the requirements set forth in the immediately preceding paragraph and bullet points, the Company Board may make a Company Change in Recommendation and the Company may subsequently terminate the Merger Agreement or (B) the Company may terminate the Merger Agreement in order to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal, subject to payment to Parent of the applicable termination fee amount (among other conditions).

Nothing in the Merger Agreement, described under this “— No Solicitation by the Company” heading or otherwise, prevents the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any other disclosure to stockholders required to be made by applicable law), in each case, other than a Company Change in Recommendation that is not permitted as described herein.

Reasonable Best Efforts. Subject to the other terms and conditions of the Merger Agreement, each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to cooperate with the other parties in doing all things necessary, proper or advisable to cause the conditions to the Offer and the Merger to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Particular obligations of the parties include:

•	submitting the documentation required to be submitted to the Defense Security Service of the United States Department of Defense or any other United States Cognizant Security Agency in accordance with Paragraph 2-302(b) of the National Industrial Security Program Operating Manual;

•	submitting the documentation required to be submitted to the United States Department of State Directorate of Defense Trade Controls in accordance with the International Traffic in Arms Regulations; and

•	submitting any mitigation plans and taking any other actions required by a governmental entity to address an Organizational Conflict of Interest (as defined in Part 9 of the Federal Acquisition Regulation).

Company Stockholder Approval. The Merger Agreement provides that, as promptly as reasonably practicable after the execution of the Merger Agreement, the Company must prepare a preliminary proxy statement related to the approval of the Merger Agreement by the stockholders of the Company and file it with the SEC. Parent and Purchaser will assist and cooperate with the Company in the preparation of the proxy statement or any amendment or supplement thereto and will furnish the Company with all information reasonably requested for the purpose of being included therein with respect to Parent or Purchaser.

If the receipt of the Company Stockholder Approval is required by applicable law, either after the acceptance of tendered Shares or after the termination of the Offer, the Company will have the right, at any time after the latest of (i) the initial Expiration Time (meaning, without reference to any extension thereof) and (ii) three (3) business days after the Proxy Clearance Date, to (and Parent and Purchaser shall have the right, at any time beginning three (3) business days after the Proxy Clearance Date, to request in writing that the Company), as promptly as reasonably practicable, take all action necessary to establish a record date for, and as soon as practicable after the earlier of the acceptance of tendered Shares and the termination of the Offer, call, duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the mailing of the proxy statement to the holders of Shares as of the record date established for such meeting. If the closing of the Offer has occurred, the record date for determining eligibility to vote at such meeting will be after the date on which Purchaser has purchased and paid for, and been recognized by the Company as the record owner of, the Shares duly tendered in, and not validly withdrawn prior to the expiration of, the Offer.

If the receipt of the Company Stockholder Approval is required by the NRS, and unless the Company Board has withdrawn, modified or qualified its recommendation thereof or otherwise effected a Company Change in Recommendation in accordance with the applicable provisions of the Merger Agreement, the Company has agreed that it will (i) through the Company Board, recommend, including through a recommendation in the proxy statement, that the stockholders of the Company vote in favor of the approval of the Merger Agreement, and (ii) solicit from stockholders of the Company proxies in favor of the approval of the Merger Agreement.

HSR Filings and Other Antitrust Filings. Pursuant to the Merger Agreement, and as more fully described in “Section 16—Certain Legal Matters; Regulatory Approvals,” Parent and the Company have agreed to file, no later than ten (10) business days after the execution of the Merger Agreement, all Notification and Report Forms required under the HSR Act (and to request early termination), and to cooperate and use their reasonable best efforts to promptly effect all other filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documentation necessary, proper or advisable to cause the conditions to the Offer and the Merger to be satisfied as promptly as reasonably practicable and to cause such transactions to be consummated as promptly as reasonably practicable. Parent and the Company have agreed, if necessary or advisable, in order to permit the satisfaction of certain conditions to the transactions, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company or any of its subsidiaries) and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company or any of its subsidiaries, and (iii) otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Company, or the Company’s subsidiaries (each of the foregoing actions, a “Divestiture Action”); provided that any such Divesture Actions are conditioned upon and become effective only from and after the Effective Time; provided, further, that in no event will the Merger Agreement require the Company, Parent or any of their respective affiliates to take, or agree to take, any Divestiture Action with respect to assets or businesses of (x) Parent or any of its subsidiaries or (y) the Company or any of its subsidiaries, unless, in the case of this clause (y), all Divestiture Actions collectively would not result in a material adverse effect on the business, results of operations, assets or financial condition of the Company and its subsidiaries, taken as a whole.

NYSE Delisting. The Company has agreed that, prior to the Effective Time, it will (a) use reasonable best efforts to maintain the listing of the Shares on the NYSE and the registration of the Shares under the Exchange Act, in each case, until the Effective Time, and (b) cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable law or the rules and regulations of the NYSE to enable the de-listing by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act promptly after the Effective Time.

Access to Information. The Company has agreed that, during the period prior to the Effective Time (or the earlier termination of the Merger Agreement), upon reasonable prior notice, it will, and will cause its subsidiaries to, afford to Parent and Parent’s representatives reasonable access during normal business hours and in a manner that does not unreasonably interfere with the business and operations of the Company and its subsidiaries to all of their respective officers, properties, contracts, books and records. The Company will, and will cause each of its subsidiaries to, promptly furnish to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities laws and (ii) all other relevant information concerning its business, properties and personnel, in each case, as Parent may reasonably request in connection with the Merger and the Merger Agreement. Notwithstanding the foregoing, the Company and its subsidiaries will not be required to grant such access if the Company reasonably determines that it would (A) constitute a violation of any contract with respect to confidentiality or non-disclosure obligations owing to a third party (including any governmental entity) to which the Company or any of its subsidiaries is a party, (B) constitute a violation of any applicable law, (C) result in the disclosure of any trade secrets or other confidential business information or (D) result in a waiver of attorney-client privilege, work product doctrine or similar privilege.

Public Statements. Under the terms of the Merger Agreement, Parent and the Company will not, and each of them will use reasonable best efforts to cause its representatives not to, issue any public announcements or make other public disclosures regarding the Merger Agreement or the transactions contemplated thereby, other than the initial joint press release agreed upon by them, without the prior consent of the other such party (such consent not to be unreasonably withheld, conditioned or delayed). However, a party or its representatives may issue a public announcement or other public disclosure required by law or applicable stock exchange rules; provided that such party uses reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comments regarding same, a party or its representatives may issue any public announcement or make other public disclosure that is consistent with prior public announcements issued or public disclosures made in compliance with the preceding sentence, and the restriction described in the preceding sentence does not apply with respect to a public announcement in connection with the receipt and existence of a Company Acquisition Proposal and the publication of any press release or announcement with respect to a Company Change in Recommendation made in accordance with the Merger Agreement.

Directors and Officers Indemnification Insurance. The Merger Agreement provides that, from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless, to the fullest extent the Company would have been authorized or permitted to do so by, and subject to the conditions and procedures set forth in, applicable law, and will pay on behalf of or advance expenses to, each present and former director and officer of the Company and its subsidiaries (together with their respective heirs, executors or administrators, the “Indemnified Parties”), in connection with any proceeding and against any losses, claims damages, liabilities, costs or expenses, judgments, fines, penalties or settlement amounts incurred in connection therewith, including in any such person’s capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other benefit plan or enterprise serving at the request of or on behalf of the Company or any Company subsidiary, subject to certain limitations and conditions more fully described in Section 6.12(a) of the Merger Agreement.

Additionally, for a period of six (6) years from the Effective Time, Parent has agreed to (subject to the next sentence) maintain in full effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of the Merger Agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this sentence would cost in excess of that amount. The Company may, on or prior to the Effective Time, purchase a tail policy with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such in coverage and amount no greater than the policies in place as of the date of the Merger Agreement so long as the total premiums paid would not exceed the maximum aggregate amount of premiums contemplated to be paid under the previous sentence for such 6-year period; provided that (i) the Company must give Parent a consultation right in the selection of such “tail” policy and the Company must give good faith consideration to any comments made by Parent with respect thereto, and (ii) if such tail policy is so purchased, Parent would be relieved of its obligations regarding the maintenance of insurance coverage as described in the previous sentence.

If Parent, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges with or into any other person and will not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the Surviving Corporation’s obligations discussed in the preceding two paragraphs.

Stockholder Litigation. The Company has agreed that, if any litigation or other proceeding of any stockholder related to the Merger Agreement or the transactions contemplated thereby (including the Offer or the Merger) is initiated or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or the members of the Company Board (or of any equivalent governing body of any subsidiary) prior to the Effective Time, the Company will promptly notify Parent and keep Parent reasonably informed on a current basis with respect to the status thereof. The Company and Parent have agreed to consult and cooperate with each other in connection with the defense or settlement of any security holder litigation or other proceeding against the Company or its directors relating to such transactions, and no such settlement will be agreed to without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed by Parent.

Takeover Laws. Each of Purchaser, Parent and the Company has agreed not to take any action that would cause the Merger Agreement or the transactions contemplated thereby (including the Offer and the Merger) to be subject to requirements, limitations, restrictions or prohibitions imposed by any takeover laws, and each of them has agreed to take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Merger Agreement and such transactions from any takeover laws that purport to apply so that such transactions may be consummated as promptly as practicable on the terms contemplated, to and otherwise act to eliminate or minimize the effects of any such antitakeover laws on such transactions.

Conditions to the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

•	if required by the NRS or other applicable law, the Company Stockholder Approval has been received in accordance with applicable law and the Company’s organizational documents (including its articles of incorporation and bylaws);

•	no governmental has issued any order or taken any action restraining, enjoining or prohibiting the consummation of the transactions (including the Offer and the Merger) or otherwise making such consummation illegal or prohibited;

•	if the Offer has been terminated or the tendered Shares have not been accepted for payment, the HSR Condition has been satisfied; and

•	unless the Offer has been terminated, Purchaser has accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer (however, Purchaser and Parent may not assert the failure of this condition if their own breach of the Merger Agreement or the terms of the Offer causes it not to be satisfied).

Solely if the Offer has been terminated or the tendered Shares have not been accepted for payment, the obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to consummate the Merger will be further subject to the satisfaction or waiver at or prior to the Effective Time of certain additional conditions, as described in the Merger Agreement.

Termination. The Merger Agreement may be terminated and the Offer and the Merger abandoned at any time before the Effective Time, whether before or after the receipt of the Company Stockholder Approval:

(a)    by the mutual written consent of Parent and the Company prior to the acceptance of Shares for payment or after the termination of the Offer;

(b)    by either Parent or the Company if:

(i)	the Effective Time does not occur on or before October 15, 2018 (the “Outside Date”), subject to one or more possible extensions at the discretion of either such party until no later than twelve (12) months from the date of the Merger Agreement if the sole unsatisfied condition relates to the HSR Condition or another antitrust approval; provided, however, that the right to terminate the Merger Agreement pursuant to the provision described in this subparagraph will not be available to any party whose failure to perform any of its obligation set forth in the Merger Agreement is the primary cause of the failure of such condition to be satisfied;

(ii)	if a governmental entity of competent jurisdiction has issued a final non-appealable order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions or if any law that permanently makes consummation of the transactions illegal or otherwise prohibited is in effect; provided that the right to so terminate the Merger Agreement pursuant to the provision described in this subparagraph will not be available to any party if such order or law was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement; or

(iii)	the Offer has been terminated and, after the final adjournment of the Company stockholder meeting called for the purpose of approving the Merger Agreement, the Company Stockholder Approval has not been obtained.

(c)    by Parent, at any time prior to the acceptance of Shares for payment or if the Offer has been terminated: if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure (i) if the Offer has not been terminated, would result in the failure of certain conditions to the Offer set forth in “Section 15—Conditions to the Offer” to be satisfied or (ii) if the Offer has been terminated, would result in the failure of certain conditions to consummation of the Merger set forth in the Merger Agreement to be satisfied, and in either such case, such breach or failure to perform is either incurable or, if curable, is not cured by the earlier of (A) three (3) business days prior to the Outside Date or (B) 30 days following receipt by the Company of notice of such breach or failure; provided, however, that Parent will not have the right to terminate the Merger Agreement pursuant to the provisions described in this subparagraph if Parent is in breach of the Merger Agreement or has failed to perform any representation, warranty, covenant or agreement therein such that the Company has the right to terminate the Merger Agreement pursuant to the provisions described in the following subparagraph (d) below;

(d)    by the Company, at any time prior to the acceptance of Shares for payment or if the Offer has been terminated: if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure would result in the failure of certain conditions to the Offer set forth in “Section 15—Conditions to the Offer” to be satisfied and such breach or failure to perform is either incurable or, if curable, is not cured by the earlier of (A) three (3) business days prior to the Outside Date or (B) 30 days following receipt by Parent of notice of such breach or failure; provided, however, that the Company will not have the right to terminate the Merger Agreement pursuant to the provisions described in this subparagraph if Company is in breach of the Merger Agreement or has failed to perform any representation, warranty, covenant or agreement therein such that certain conditions to the Company’s obligation to consummate the Merger, as specified in the Merger Agreement, are not satisfied;

(e)    by Parent, if at any time prior to the earlier to occur of (x) if the subsequent adoption of the Merger Agreement by the Company’s stockholders is not required under the Merger Agreement and applicable law, the acceptance of tendered Shares for payment and (y) the receipt of the Company Stockholder Approval, (i) the Company Board or any committee thereof has effected a Company Change in Recommendation, (ii) the Company or any committee thereof has failed to publicly confirm that the Company Board Recommendation remains in effect and that the Company Board has not changed the Company Board recommendation within four (4) business days after receipt of a written request from Parent that it do so if such request is made following the public announcement of a Company Acquisition Proposal (provided that no such confirmation need be made more than once) or (ii) the Company is in violation of its obligations under the provisions of the Merger Agreement described under this heading “— No Solicitation By the Company” above;

(f)    by the Company prior to the earlier to occur of (x) if the subsequent adoption of the Merger Agreement by the Company’s stockholders is not required under the Merger Agreement and applicable law, the acceptance of tendered Shares for payment and (y) the receipt of the Company Stockholder Approval if: the Company Board or any committee thereof has effected a Company Change in Recommendation as a result of a Company Intervening Event as permitted by the Merger Agreement; or

(g)    by the Company, if the Merger Agreement is terminated to enter into a definitive agreement relating to a Company Superior Proposal in accordance with the Merger Agreement, subject to the Company’s obligation to contemporaneously pay the applicable termination fee.

In the event of termination of the Merger Agreement, the parties will be relieved of their respective duties and obligations thereunder from and after the date of termination, and such termination will be without liability to Parent and the Company (except in the event of fraud, willful breach or for breaches of the confidentiality agreement between the parties). However, following termination, certain provisions specified in the Merger Agreement (including the obligation of the Company to pay a termination fee in certain circumstances, as further described under the heading “— Termination Fee” below) will survive, as described in the Merger Agreement.

Termination Fee. The “Termination Fee” is an amount equal to $204,000,000. In the event that:

•	a Company Acquisition Proposal is publicly submitted, publicly proposed, publicly disclosed or otherwise communicated to the Company Board prior to, and not withdrawn at, the date of termination of the Merger Agreement, the Merger Agreement is terminated by the Company or Parent pursuant to the provisions described in subparagraph (b)(i) or (b)(iii), or by Parent pursuant to the provisions described in subparagraph (c), in each case, under the heading “— Termination” above, and the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal within twelve (12) months after the date of termination, then the Company will pay the Termination Fee to Parent upon the earliest date of when such definitive agreement is executed or such Company Acquisition Proposal is consummated (provided that, for purposes of this sentence, any reference in the definition of Company Acquisition Proposal to “twenty percent (20%)” shall be deemed to be to be a reference to “fifty percent (50%)”);

•	the Merger Agreement is terminated by Parent pursuant to the provisions described in subparagraph (e) under the heading “ — Termination” above, the Company will pay the Termination Fee to Parent within two (2) business days of termination; or

•	the Merger Agreement is terminated by the Company pursuant to the provisions described in subparagraph (f) or subparagraph (g) under the heading “— Termination” above, the Company will pay the Termination Fee to Parent contemporaneously with termination; or

If the Company fails to promptly pay the Termination Fee, interest will accrue during the period by which payment is delayed at the prime rate published by the Wall Street Journal on the date on which such payment was due. If parent pursues litigation or other proceedings that result in a judgment for payment of the Termination Fee, the Company must reimburse Parent for its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceedings.

If the Termination Fee becomes payable, the Company’s payment of the Termination Fee (together with any interest and/or expense reimbursement due) will constitute the sole and exclusive remedy of Parent and Purchaser in connection with the failure of the Merger to be consummated, except in the case of fraud or willful breach.

Amendment and Waiver. Any provision of the Merger Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Purchaser or, in the case of a waiver, by the party against whom the waiver is to be effective. However, following receipt of the Company Stockholder Approval, if any amendment or waiver is required by applicable law or in accordance with the rules and regulations of the NYSE, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of the Company. The debt financing sources participating in Parent’s and Purchaser’s financing of the transactions contemplated by the Merger Agreement have the right to prevent certain amendments to the Merger Agreement that would be adverse to their interests.

Expenses. Except as set forth under the heading “— Termination Fee,” above, and except for the reimbursement by Purchaser of certain expenses that may be incurred by the Company in connection with Purchaser’s and Parent’s efforts to seek and obtain debt financing for the transactions, all fees and expenses incurred in connection with the Merger Agreement and such transactions will be paid by the party incurring such fees or expenses, whether or not the transactions are consummated. Parent will pay all filing fees owed under the HSR Act.

14.    Dividends and Distributions.

As discussed in “Section 13—The Transaction Documents—The Merger Agreement—Covenants Related to the Company’s Conduct of Business,” the Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, without the prior written approval of Parent (which consent may not be unreasonably withheld, conditioned or delayed), the Company will not, and will not allow its subsidiaries to, make or declare dividends or distributions to (i) the holders of Shares or any Company subsidiary, other than regular quarterly dividends consistent with past practice, or (ii) any other equityholders of the Company or any Company subsidiary (other than any dividend or distribution from a wholly owned Company subsidiary to the Company or to any other wholly owned Company subsidiary). According to the Company’s Annual Report on Form 10-K for the year ended March 31, 2017, the Company anticipates that it will continue to pay quarterly cash dividends on its common stock, and such dividends, if declared, would be permitted under the Merger Agreement to the extent that they comply with the requirements described in the preceding sentence. After the Effective Time, the only dividends paid by the Company in respect of Shares will be dividends, if any, authorized and declared prior to the Effective Time (subject to the limitations on dividends in the Merger Agreement), but not yet paid to the stockholders. Additionally, holders of Certain Compensatory Share Rights will be entitled to receive payment of accrued “Accumulated Dividend Equivalents” within ten (10) business days after the Effective Time (subject to applicable tax withholding requirements).

15.    Conditions to the Offer.

Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act

Rule 14e-1(c) (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to such rules and regulations, the payment for, any tendered Shares and, if permitted by the Merger Agreement, may terminate the Offer: (i) if the Merger Agreement has been terminated in accordance with its terms; or (ii) at any scheduled Expiration Time (including any permitted extensions), if, with respect to this clause (ii) only: (A) the Minimum Condition or the Termination Condition (as defined below) has not been satisfied; or (B) any of the additional conditions set forth below shall not be satisfied or (to the extent permitted by applicable law) waived in writing by Parent:

•	the Minimum Condition;

•	the 90% Condition;

•	the HSR Condition;

•	no governmental entity having jurisdiction shall have issued any order (whether preliminary, temporary or permanent) or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), and no Law is in effect that makes such consummation illegal or otherwise prohibited;

•	no Company Material Adverse Effect has occurred since the date of the Merger Agreement;

•	the representations and warranties of the Company contained in (i) the Merger Agreement (other than those representations and warranties in Section 4.2(a), (b) and (c) (Capital Structure); Section 4.8(a) (Absence of Certain Changes or Events); Section 4.4 (Authority; Execution and Delivery; Enforceability); Section 4.24 (Takeover Laws); and Section 4.25 (No Rights Plan) of the Merger Agreement) are true and correct as of the expiration of the Offer, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Section 4.2(a), Section 4.2(b), and Section 4.2(c) (Capital Structure) of the Merger Agreement are true and correct as of the expiration of the Offer, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any immaterial inaccuracies, and (iii) Section 4.8(a) (Absence of Certain Changes or Events) are true and correct in all respects as of the expiration of the Offer, as if made as of such time; and (iv) Section 4.4 (Authority; Execution and Delivery; Enforceability), Section 4.24 (Takeover Laws) and Section 4.25 (No Rights Plan) shall be true and correct in all material respects, in each case, as of the expiration of the Offer, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•	each and all of the agreements and covenants of the Company and its subsidiaries to be performed and complied with pursuant to the Merger Agreement upon or prior to the expiration of the Offer have been duly performed and complied with in all material respects;

•	Parent has received a certificate of the Company signed by an executive officer of the Company, dated as of the Expiration Time, certifying that the conditions described in the three (3) immediately preceding bullet points have been satisfied; and

•	the Merger Agreement has not been terminated in accordance with its terms (the “Termination Condition”).

As described in the “Summary Term Sheet” set forth above in this Offer to Purchase, the satisfaction of the Minimum Condition and the 90% Condition will be determined without counting as having been “tendered” any Shares that have been tendered pursuant to the “guaranteed delivery” provisions of the Offer but not yet actually received.

The foregoing conditions are for the sole benefit of Parent and Purchaser and, except for the Minimum Condition and the Termination Condition (each of which may only be waived with the prior written consent of the Company), may be waived by Parent or Purchaser in whole or in part at any time in their sole discretion, subject to the terms of the Merger Agreement and applicable law. Any reference in this “Section 15—Conditions to the Offer” or in the Merger Agreement (including Annex A thereto) to a condition or requirement being satisfied will be deemed met if such condition or requirement is so waived. The foregoing conditions are in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement or applicable law. The failure by Parent, Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be ongoing and may continue to be asserted at any time.

See “Section 16—Certain Legal Matters; Regulatory Approvals” for information with respect to the applicable waiting periods for the review to be undertaken by the U.S. governmental authorities.

16.    Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on our examination of publicly available information filed by the Company with the SEC and other information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “— State Takeover Statutes,” such approval or other action will be sought. Except as described under “— Antitrust” there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any of the foregoing approvals or other actions, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder (to the extent such termination is permitted pursuant to the Offer and the Merger Agreement). Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “Section 15—Conditions to the Offer.”

Nevada Law.

Combinations with Interested Stockholders. Sections 78.411-78.444, inclusive, of the NRS contain provisions governing combinations of “resident domestic corporations” with interested stockholders.

As a part of the Company Board’s adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, the Company Board also took action to make the provisions of the combinations with interested stockholders statutes, as described below, not applicable to the acquisition of Shares by Purchaser and Parent pursuant to the Offer, the Merger, the Top-Up Option and the other transactions contemplated by the Merger Agreement. These combinations with interested stockholders statutes only apply to “resident domestic corporations,” which are defined under the NRS as a Nevada corporation with 200 or more stockholders of record.

For purposes of the NRS, “combinations” include: (i) any merger or consolidation with any interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to any Interested Shareholder of corporate assets with an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s consolidated assets, 5% or more of the outstanding shares of the corporation or 10% or more of the earning power or net income of the corporation; (iii) the issuance to any Interested Shareholder of voting shares (except pursuant to a share dividend or similar proportionate distribution) with an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (iv) the dissolution of the corporation if proposed by or on behalf of any Interested Shareholder, (v) any reclassification of securities, recapitalization or corporate reorganization that will have the effect of increasing the proportionate share of the corporation’s outstanding voting shares held by any Interested Shareholder and (vi) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loan, advance, guarantee, pledge or other financial assistance. For purposes of the NRS, an “interested stockholder” is defined to include any beneficial owner of more than 10% of any class of the voting securities of a Nevada corporation and any person who is an affiliate or associate of the corporation and was at any time during the preceding two years the beneficial owner or more than 10% of any class of the voting securities of the Nevada corporation.

Subject to certain exceptions, these provisions of the NRS provide that a resident domestic corporation may not engage in a combination with an interested stockholder for two years after the date that the person first became an interested stockholder unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder.

Control Share Acquisitions. NRS 78.378-78.3793, inclusive, are known as the “acquisition of controlling interest” statutes, commonly referred to as a “control share law.” If applicable to a Nevada corporation this statute restricts the voting rights of certain stockholders referred to “acquiring persons,” that acquire or offer to acquire ownership of a “controlling interest” in the outstanding voting stock of an “issuing corporation.”

The NRS allows a corporation to “opt-out” of these statutes by providing in such corporation’s articles of incorporation or bylaws that these statutes do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified, and if such “opt out” provision is in place on the 10th day following an acquisition of a controlling interest, the statutes will not apply. The Company’s bylaws currently include a provision expressly providing that on and after February 16, 1998, the provisions of NRS 78.378-78.3793, inclusive, shall not apply to the corporation.

For purposes of these provisions a “controlling interest” means with certain exceptions the ownership of outstanding voting stock sufficient to enable the acquiring person to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power in the election of directors and “issuing corporation” means a Nevada corporation which has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation, and which does business in Nevada directly or through an affiliated corporation. The voting rights of an acquiring person in the affected shares will be restored only if such restoration is approved by the holders of a majority of the voting power of the corporation.

State Takeover Statutes.

A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting such laws.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we may take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “Section 15—Conditions to the Offer.”

Antitrust.

U.S. Antitrust Laws.

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration or termination of a 15-calendar-day waiting period following Parent’s filing of the Premerger Notification and Report Forms with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Under the HSR Act, the Company must also make its own filing within 10 days of Parent’s filing. Pursuant to the requirements of the Merger Agreement, Parent and the Company are required to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC no later than February 26, 2018. The Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, 10 days after Parent’s or Purchaser’s certification of substantial compliance with such request. Thereafter, such waiting period can be extended only by court order. In practice, complying with a request for additional information or documentary material can take a significant period of time.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser’s acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of Shares so acquired or divestiture of Parent’s, Purchaser’s or the Company’s substantial assets. Private parties (including individual states) may also bring legal actions under antitrust laws. We do not believe that the completion of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “Section 15—Conditions to the Offer” of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions and “Section 13—The Transaction Documents—The Merger Agreement—Termination” of this Offer to Purchase for certain termination rights pursuant to the Merger Agreement in connection with antitrust clearance and proceedings.

17.    Fees and Expenses.

We have retained Innisfree M&A Incorporated to act as the information agent and Computershare Trust Company, N.A., to act as the depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent will receive $25,000 for its services. The fee for the Depository’s services is estimated to be $250,000. The Information Agent and Depositary will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than the Information Agent and Depositary) for soliciting tenders of Shares into the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.    Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Purchaser or Parent not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in “Section 8—Certain Information Concerning the Company” with respect to information concerning the Company. In addition, the Schedule 14D-9 is being filed with the SEC by the Company pursuant to Rule 14d-9 under the Exchange Act.

Red Hawk Enterprises Corp.

March 5, 2018

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Parent are set forth below. Directors are marked with an asterisk. The business address of each director and officer is General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042-4513. Each director and executive officer of Parent is a citizen of the United States of America, except for Peter A. Wall, who is a citizen of the United Kingdom.

Name	Office	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years

Phebe N. Novakovic*	Chairman and Chief Executive Officer	Chairman and Chief Executive Officer since January 2013; President and Chief Operating Officer, May 2012 - December 2012; Executive Vice President, Marine Systems, May 2010 - May 2012; Senior Vice President, Planning and Development, July 2005 - May 2010; Vice President, Strategic Planning, October 2002 - July 2005. Ms. Novakovic currently serves as a director of Abbott Laboratories.

Nicholas D. Chabraja*	Director	Director of Parent since 1994. Chairman of General Dynamics, 1997 to 2010; Chief Executive Officer, 1997 to 2009; Vice Chairman, 1996 to 1997; Executive Vice President, 1994 to 1996. Mr. Chabraja served as non-executive chairman of Tower International, Inc. and as a director of Northern Trust Corporation within the past five years.

James S. Crown*	Lead Director and Chairman, Nominating and Corporate Governance Committee	Director of Parent since May 1987 and Lead Director since May 2010; President of Henry Crown and Company since 2002; Vice President of Henry Crown and Company, 1985 to 2002. Mr. Crown serves as a director of J.P. Morgan Chase & Co. and served as a director of Sara Lee Corporation within the past five years.

Name	Office	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years

Rudy F. deLeon*	Director and Chairman, Finance and Benefit Plans Committee	Director of Parent since September 2014. Senior Fellow with the Center for American Progress since 2007; Senior Vice President of The Boeing Company, 2001 to 2006; Deputy Secretary of Defense, 2000 to 2001; Undersecretary of Defense for Personnel and Readiness, 1997 to 2000; Undersecretary of the U.S. Air Force, 1994 to 1997.

John M. Keane*	Director	Director of Parent since 2004. Retired General, U.S. Army; Vice Chief of Staff of the Army, 1999 to 2003; Chairman of the Institute for the Study of War since 2007; President of GSI, LLC (consulting) since 2004; Senior Partner of SCP Partners (private equity), 2009 to 2012; Managing Director of Keane Advisors, LLC (private equity), 2005 to 2009; Mr. Keane served as a director of MetLife, Inc. within the past five years.

Lester L. Lyles*	Director	Director of Parent since December 2003. Retired General, U.S. Air Force; Commander, Air Force Materiel Command, 2000 to 2003; Vice Chief of Staff of the Air Force, 1999 to 2000; Chairman of the Board of United States Automobile Association since November 2012 and Vice Chairman, 2008 to 2012; Mr. Lyles currently serves as a director of KBR, Inc. He served as a director of Precision Castparts Corp., a former public company, within the past five years.

Name	Office	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years

Mark M. Malcolm*	Director and Chairman, Audit Committee	Director of Parent since August 2015. President and Chief Executive Officer of Tower International, Inc., 2007 to 2016; Senior Advisor, Cerberus Capital Management, 2006 to 2007; Executive Vice President and Controller of Ford Motor Credit, 2004 to 2005; Director of Finance and Strategy, Global Purchasing, of Ford Motor Company, 2002 to 2004. Mr. Malcolm currently serves as a director of Tower International, Inc.

William A. Osborn*	Director and Chairman, Compensation Committee	Director of Parent since December 2009. Chairman of Northern Trust Corporation, 1995 to 2009; Chief Executive Officer of Northern Trust Corporation, 1995 through 2007 and President of Northern Trust Corporation and The Northern Trust Company, 2003 to 2006. Mr. Osborn currently serves as a director of Abbott Laboratories and Caterpillar, Inc.

Catherine B. Reynolds*	Director	Director of Parent since May 2017. Chairman and Chief Executive Officer of EduCap, Inc. since 1988; Chairman and Chief Executive Officer of The Catherine B. Reynolds Foundation since 2000; Founder and Chairman of Servus Financial Corporation, 1993 to 2000; Ms. Reynolds currently serves as a director of Lindblad Expeditions Holdings, Inc.

Laura J. Schumacher*	Director	Director of Parent since February 2014. Executive Vice President, External Affairs and General Counsel of Abbvie Inc. since January 2013; Executive Vice President, General Counsel and Secretary of Abbott Laboratories, 2007 to 2012.

Name	Office	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years

Peter A. Wall*	Director	Director of Parent since August 2016. Retired General, British Army; Chief of the General Staff, 2010 to 2014; Commander in Chief, Land Command, 2009 to 2010; Director of Operations, United Kingdom Ministry of Defence, 2007 to 2009; Director, Amicus (strategic leadership advisory firm) since 2014.

Jason W. Aiken	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer since January 2014; Vice President of Parent and Chief Financial Officer of Gulfstream Aerospace Corporation, September 2011 - December 2013; Vice President and Controller, April 2010 - August 2011; Staff Vice President, Accounting, July 2006 - March 2010.

Mark L. Burns	Vice President of Parent and President of Gulfstream Aerospace Corporation	Vice President of Parent and President of Gulfstream Aerospace Corporation since July 2015; Vice President of Parent since February 2014; President, Product Support of Gulfstream Aerospace Corporation, June 2008 - June 2015.

John P. Casey	Executive Vice President, Marine Systems	Executive Vice President, Marine Systems, since May 2012; Vice President of Parent and President of Electric Boat Corporation, October 2003 - May 2012; Vice President of Electric Boat Corporation, October 1996 - October 2003.

Gregory S. Gallopoulos	Senior Vice President, General Counsel and Secretary	Senior Vice President, General Counsel and Secretary since January 2010; Vice President and Deputy General Counsel, July 2008 - January 2010; Managing Partner of Jenner & Block LLP, January 2005 - June 2008.

Name	Office	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years

Jeffrey S. Geiger	Vice President President, Electric Boat	Vice President of Parent and President of Electric Boat Corporation since November 2013; Vice President of Parent and President of Bath Iron Works Corporation, April 2009 - November 2013; Senior Vice President, Operations and Engineering of Bath Iron Works Corporation, March 2008 - March 2009.

M. Amy Gilliland	Senior Vice President of Parent and President, General Dynamics Information Technology	Senior Vice President of Parent since April 2015; President of General Dynamics Information Technology since September 2017; Deputy for Operations of General Dynamics Information Technology, April 2017 - September 2017; Senior Vice President, Human Resources and Administration, April 2015 - March 2017; Vice President, Human Resources, February 2014 - March 2015; Staff Vice President, Strategic Planning, January 2013 - February 2014; Staff Vice President, Investor Relations, June 2008 - January 2013.

Robert W. Helm	Senior Vice President, Planning and Development	Senior Vice President, Planning and Development since May 2010; Vice President, Government Relations, of Northrop Grumman Corporation, August 1989 - April 2010.

S. Daniel Johnson	Executive Vice President, Information Systems and Technology	Executive Vice President, Information Systems and Technology since January 2015; President of General Dynamics Information Technology, April 2008 - September 2017; Vice President of Parent, April 2008 - December 2014; Executive Vice President of General Dynamics Information Technology, July 2006 - March 2008.

Name	Office	Current Principal Occupation or Employment and Material Positions Held During the Past Five Years

Kimberly A. Kuryea	Senior Vice President, Human Resources and Administration	Senior Vice President, Human Resources and Administration since April 2017; Vice President and Controller, September 2011 - March 2017; Chief Financial Officer of General Dynamics Advanced Information Systems, November 2007 - August 2011; Staff Vice President, Internal Audit, March 2004 - October 2007.

Christopher Marzilli	Vice President of Parent and President, General Dynamics Mission Systems	Vice President of Parent and President of General Dynamics Mission Systems since January 2015; Vice President of Parent and President of General Dynamics C4 Systems, January 2006 - December 2014; Senior Vice President and Deputy General Manager of General Dynamics C4 Systems, November 2003 - January 2006.

William A. Moss	Vice President and Controller	Vice President and Controller since April 2017; Staff Vice President, Internal Audit, May 2015 - March 2017; Staff Vice President, Accounting, August 2010 - May 2015.

Mark C. Roualet	Executive Vice President, Combat Systems	Executive Vice President, Combat Systems, since March 2013; Vice President of Parent and President of General Dynamics Land Systems, October 2008 - March 2013; Senior Vice President and Chief Operating Officer of General Dynamics Land Systems, July 2007 - October 2008.

Gary L. Whited	Vice President of Parent and President, General Dynamics Land Systems	Vice President of Parent and President of General Dynamics Land Systems since March 2013; Senior Vice President of General Dynamics Land Systems, September 2011 - March 2013; Vice President and Chief Financial Officer of General Dynamics Land Systems, June 2006 - September 2011.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042-4513. Directors are marked with an asterisk. Each director and executive officer of Purchaser is a citizen of the United States of America.

Name	Office	Current Principal Occupation or Employment and Five Year Employment History

Kimberly A. Kuryea*	Director, President	See above under “—Directors and Executive Officers of Parent.”

Jason W. Aiken*	Director, Treasurer, Vice President	See above under “—Directors and Executive Officers of Parent.”

Gregory S. Gallopoulos*	Director, Secretary, Vice President	See above under “—Directors and Executive Officers of Parent.”

Copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By Mail or Overnight Delivery: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at the address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833